Exhibit 10.2

$2,250,000,000

AMENDED AND RESTATED FIVE YEAR CREDIT AGREEMENT

dated as of June 28, 2024

among

STANLEY BLACK & DECKER, INC.,

as Initial Borrower

and

THE INITIAL LENDERS NAMED HEREIN,

as Initial Lenders

and

CITIBANK, N.A.,

as Administrative Agent

CITIBANK, N.A.,

BOFA SECURITIES, INC.,

JPMORGAN CHASE BANK, N.A.

and

WELLS FARGO SECURITIES, LLC,

as Lead Arrangers and Book Runners

BANK OF AMERICA, N.A.

JPMORGAN CHASE BANK, N.A.,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Syndication Agents

i

ii

SCHEDULE I	COMMITMENTS
SCHEDULE II	DESIGNATED BORROWER JURISDICTIONS
EXHIBIT A	FORM OF NOTICE OF BORROWING
EXHIBIT B	FORM OF NOTICE OF CONVERSION OR CONTINUATION
EXHIBIT C-1	FORM OF OPINION OF COUNSEL TO THE COMPANY
EXHIBIT C-2	FORM OF OPINION OF SPECIAL NEW YORK COUNSEL TO THE ADMINISTRATIVE AGENT
EXHIBIT D	FORM OF ASSIGNMENT AND ASSUMPTION
EXHIBIT E	FORM OF DESIGNATION LETTER
EXHIBIT F	FORM OF TERMINATION LETTER

iii

AMENDED AND RESTATED FIVE YEAR CREDIT AGREEMENT

This AMENDED AND RESTATED FIVE YEAR CREDIT AGREEMENT (as amended, supplemented or otherwise modified from time to time, the “Agreement”) is made as of June 28, 2024 between STANLEY BLACK & DECKER, INC., a Connecticut corporation (the “Company”), the banks, financial institutions and other institutional lenders (the “Initial Lenders”) listed on the signature pages hereof, and CITIBANK, N.A. (“Citibank”), as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders (as hereinafter defined).

PRELIMINARY STATEMENT.

The Company, the lenders parties thereto and Citibank, as agent, were parties to that certain $2,500,000,000 Amended and Restated Five Year Credit Agreement dated as of September 8, 2021 (as amended, the “Existing Credit Agreement”). Subject to the satisfaction of the conditions set forth in Section 3.01, the Company, the parties hereto and Citibank, as Agent, desire to amend and restate the Existing Credit Agreement as herein set forth and in connection with such amendment and restatement, to substitute as lenders the Lenders listed on Schedule I hereto.

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acquiring Person” means any person (other than the ESOP) who is or becomes the beneficial owner, directly or indirectly, of 10% or more of the Company’s outstanding common stock.

“Additional Commitment Agreement” has the meaning provided in Section 2.01(c)(iii).

“Additional Commitment Lender” has the meaning provided in Section 2.01(c)(iii).

“Adjustment Period” means any period of four consecutive fiscal quarters that ends on or before the end of the Company’s second fiscal quarter of 2025.

“Administrative Agent’s Account” means, with respect to any Currency, the account of the Administrative Agent maintained by the Administrative Agent for such Currency and most recently designated by it by notice to the Lenders and the Company.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

AMENDED AND RESTATED FIVE YEAR CREDIT AGREEMENT

“Advance” means a Revolving Credit Advance by a Lender to a Borrower as part of a Borrowing, or any Swing Line Advance made by a Swing Line Lender, and refers to a Base Rate Advance, a Term SOFR Advance, a EURIBOR Advance or a SONIA Advance, each of which shall be a “Type” of Advance. For the purposes of determining the unutilized amount of each Lender’s Commitment at any time, the amount of each Advance of such Lender that is outstanding in an Alternate Currency shall be deemed to be the Dollar Equivalent of the amount of such Advance.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Alternate Currencies” means Euros and Pounds Sterling.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Company or any of its Affiliates from time to time concerning or relating to bribery or corruption, including, but not limited to, the United Kingdom Bribery Act 2010 and the U.S. Foreign Corrupt Practices Act of 1977.

“Anti-Money Laundering Laws” means the Patriot Act, the Money Laundering Control Act of 1986, the Bank Secrecy Act, and the rules and regulations promulgated thereunder, and corresponding laws of the jurisdictions in which the Company or any of its Subsidiaries operates or in which the proceeds of the Advances will be used.

“Applicable Adjustment Addbacks” means charges relating to any of the following: (i) restructuring charges, (ii) charges for facility closures, (iii) acquisition and integration charges related to mergers and acquisitions, including those associated with the MTD Holdings, Inc. and Excel Industries acquisitions, (iv) charges associated with the Company’s voluntary retirement program, (v) charges associated with the Company’s global supply chain transformation, (vi) charges relating to the Russia business closure, (vii) charges relating to divested businesses, including impairment charges or losses on sale, (viii) debt extinguishment charges, (ix) charges related to legal, environmental or pension settlements, including, without limitation accounting accruals and charges made in anticipation of potential settlements, (x) asset impairment charges, and (xi) charges related to excess or obsolete inventory, in each case for items (i) through (xi) incurred during any period of four consecutive fiscal quarters; provided that (A) the sum of the Applicable Adjustment Addbacks incurred through and including the Company’s second fiscal quarter of 2024 will not exceed $500,000,000 in the aggregate, and (B) the sum of the Applicable Adjustment Addbacks incurred from the Company’s third fiscal quarter of 2024 through and including the Company’s second fiscal quarter of 2025 will not exceed $250,000,000 in the aggregate; provided, further, that the sum of the Applicable Adjustment Addbacks for any period of four consecutive fiscal quarters shall not exceed $500,000,000 in the aggregate.

AMENDED AND RESTATED FIVE YEAR CREDIT AGREEMENT

“Applicable Base Rate Margin” means, on any day, a rate per annum equal to the higher of (a) the Applicable EURIBOR Margin for such day minus 1.00% and (b) 0.00%.

“Applicable Commitment Fee Rate” means, on any date, a rate per annum equal to

(i) 0.070% if on such date the Company’s outstanding Long-Term Indebtedness is rated A or higher by S&P, A2 or higher by Moody’s, or A or higher by Fitch,

(ii) 0.090% if on such date clause (i) is inapplicable and the Company’s outstanding Long-Term Indebtedness is rated A- or higher by S&P, A3 or higher by Moody’s, or A- or higher by Fitch,

(iii) 0.100% if on such date clauses (i) and (ii) are inapplicable and the Company’s outstanding Long-Term Indebtedness is rated BBB+ or higher by S&P, Baa1 or higher by Moody’s, or BBB+ or higher by Fitch,

(iv) 0.125% if on such date clauses (i), (ii) and (iii) are inapplicable and the Company’s outstanding Long-Term Indebtedness is rated BBB or higher by S&P, Baa2 or higher by Moody’s, or BBB or higher by Fitch, and

(v) 0.175% if on such date clauses (i), (ii), (iii) and (iv) are inapplicable (including if such Long-Term Indebtedness is no longer rated by any agency);

provided that if the respective levels of the Company’s outstanding Long-Term Indebtedness credit ratings differ, the “Applicable Commitment Fee Rate” will be determined based on, (a) if two of the ratings are at the same level and the other rating is higher or lower than those same ratings, the level corresponding to the two same ratings shall apply and (b) if each of the three ratings falls within different levels, then the level corresponding to the rating that is in between the highest and the lowest ratings shall apply.

“Applicable EURIBOR Margin” means, on any date, a rate per annum equal to:

(i) 0.875% if on such date the Company’s outstanding Long-Term Indebtedness is rated A or higher by S&P, A2 or higher by Moody’s, or A or higher by Fitch,

(ii) 1.000% if on such date clause (i) is inapplicable and the Company’s outstanding Long-Term Indebtedness is rated A- or higher by S&P, A3 or higher by Moody’s, or A- or higher by Fitch,

(iii) 1.125% if on such date clauses (i) and (ii) are inapplicable and the Company’s outstanding Long-Term Indebtedness is rated BBB+ or higher by S&P, Baa1 or higher by Moody’s, or BBB+ or higher by Fitch,

AMENDED AND RESTATED FIVE YEAR CREDIT AGREEMENT

(iv) 1.250% if on such date clauses (i), (ii) and (iii) are inapplicable and the Company’s outstanding Long-Term Indebtedness is rated BBB or higher by S&P, Baa2 or higher by Moody’s, or BBB or higher by Fitch, and

(v) 1.375% if on such date clauses (i), (ii), (iii) and (iv) are inapplicable (including if such Long-Term Indebtedness is no longer rated by any agency);

provided that if the respective levels of the Company’s outstanding Long-Term Indebtedness credit ratings differ, the “Applicable EURIBOR Margin” will be determined based on, (a) if two of the ratings are at the same level and the other rating is higher or lower than those same ratings, the level corresponding to the two same ratings shall apply and (b) if each of the three ratings falls within different levels, then the level corresponding to the rating that is in between the highest and the lowest ratings shall apply.

“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Advance, such Lender’s Eurocurrency Lending Office in the case of a EURIBOR Advance and such Lender’s Sterling Lending Office in the case of a SONIA Advance.

“Applicable Term SOFR Margin” means, on any date for each Term SOFR Advance, means, on any date, a rate per annum equal to

(i) 0.975% if on such date the Company’s outstanding Long-Term Indebtedness is rated A or higher by S&P, A2 or higher by Moody’s, or A or higher by Fitch,

(ii) 1.100% if on such date clause (i) is inapplicable and the Company’s outstanding Long-Term Indebtedness is rated A- or higher by S&P, A3 or higher by Moody’s, or A- or higher by Fitch,

(iii) 1.225% if on such date clauses (i) and (ii) are inapplicable and the Company’s outstanding Long-Term Indebtedness is rated BBB+ or higher by S&P, Baa1 or higher by Moody’s, or BBB+ or higher by Fitch, and

(iv) 1.350% if on such date clauses (i), (ii) and (iii) are inapplicable and the Company’s outstanding Long-Term Indebtedness is rated BBB or higher by S&P, Baa2 or higher by Moody’s, or BBB or higher by Fitch, and

(v) 1.475% if on such date clauses (i), (ii), (iii) and (iv) are inapplicable (including if such Long-Term Indebtedness is no longer rated by any agency);

provided that if the respective levels of the Company’s outstanding Long-Term Indebtedness credit ratings differ, the “Applicable Term SOFR Margin” will be determined based on, (a) if two of the ratings are at the same level and the other rating is higher or lower than those same ratings, the level corresponding to the two same ratings shall apply and (b) if each of the three ratings falls within different levels, then the level corresponding to the rating that is in between the highest and the lowest ratings shall apply.

AMENDED AND RESTATED FIVE YEAR CREDIT AGREEMENT

“Approved Electronic Communications” means each Communication that any Loan Party is obligated to, or otherwise chooses to, provide to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein, including any financial statement, financial and other report, notice, request, certificate and other information material; provided, however, that, solely with respect to delivery of any such Communication by any Loan Party to the Administrative Agent and without limiting or otherwise affecting either the Administrative Agent’s right to effect delivery of such Communication by posting such Communication to the Approved Electronic Platform or the protections afforded hereby to the Administrative Agent in connection with any such posting, “Approved Electronic Communication” shall exclude (i) any notice of borrowing, letter of credit request, swing loan request, notice of conversion or continuation, and any other notice, demand, communication, information, document and other material relating to a request for a new, or a conversion or continuation of an existing, Borrowing, (ii) any notice pursuant to Section 2.07(a) and Section 2.07(b) and any other notice relating to the payment of any principal or other amount due under any Loan Document prior to the scheduled date therefor, (iii) all notices of any Default or Event of Default and (iv) any notice, demand, communication, information, document and other material required to be delivered to satisfy any of the conditions set forth in Article 3 or any other condition to any Borrowing or other extension of credit hereunder or any condition precedent to the effectiveness of this Agreement.

“Approved Electronic Platform” has the meaning provided in Section 8.02(b).

“Assignment and Assumption” means an Assignment and Assumption accepted by the Administrative Agent, and the Company where applicable, in substantially the form of Exhibit D hereto.

“Attributable Debt” means, in respect of any lease transaction described in Section 5.02(c), as of the date of determination, the lesser of (i) the sale price of the property so leased multiplied by a fraction the numerator of which is the remaining portion of the base term of the lease included in such transaction and the denominator of which is the base term of such lease, and (ii) the total obligation (discounted to present value at the implicit interest factor, determined in accordance with generally accepted financial practice, included in the rental payments or, if such interest factor cannot readily be determined, at a rate of interest of 10 % per annum, compounded semi-annually) of the lessee for rental payments (other than amounts required to be paid on account of property taxes as well as maintenance, repairs, insurance, water rates and other items which do not constitute payments for property rights) during the remaining portion of the base term of the lease included in such transaction.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark for any Currency, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an Interest Period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.17(d).

AMENDED AND RESTATED FIVE YEAR CREDIT AGREEMENT

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Base Rate” means a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall at all times be equal to the highest of:

(a) the rate of interest announced publicly by the Administrative Agent in New York, New York, from time to time, as its base rate;

(b) 1/2 of one percent per annum above the Federal Funds Rate; and

(c) the rate equal to Term SOFR for an Advance having an Interest Period of one month determined for each day that a Base Rate Advance is outstanding plus 1.00% per annum.

“Base Rate Advance” means an Advance denominated in Dollars that bears interest as provided in Section 2.05(a)(i).

“Benchmark” means, initially, with respect to any (a) Advances, interest, fees, or other amounts denominated in, or calculated with respect to, Dollars, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark for Dollars, then “Benchmark” means with respect to such Advances, interest, fees, or other amounts, the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.17(a), (b) Advances, interest, fees, or other amounts denominated in, or calculated with respect to, Euros, the EURIBO Rate; provided that if a Benchmark Transition Event has occurred with respect to the EURIBO Rate or the then-current Benchmark for Euros, then “Benchmark” means with respect to such Advances, interest, fees, or other amounts, the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.17(a) and (c) Advances, interest, fees, or other amounts denominated in, or calculated with respect to, Pounds Sterling, SONIA; provided that if a Benchmark Transition Event has occurred with respect to SONIA or the then-current Benchmark for Pounds Sterling, then “Benchmark” means with respect to such Advances, interest, fees, or other amounts, the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.17(a).

AMENDED AND RESTATED FIVE YEAR CREDIT AGREEMENT

“Benchmark Replacement” means, with respect to any Benchmark Transition Event for any then-current Benchmark, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date; provided, that with respect to a Benchmark with respect to any Advances, interest, fees, commissions or other amounts denominated in an Alternate Currency or calculated with respect thereto, the alternative set forth in clause (b) below:

(a) Daily Simple SOFR or

(b) the sum of (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Company as the replacement for such Benchmark giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for syndicated credit facilities denominated in the applicable Currency at such time and (ii) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement.

“Benchmark Replacement Adjustment” means, with respect to any replacement of any then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Company giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Currency at such time.

“Benchmark Replacement Date” means a date and time determined by the Administrative Agent, which date shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark for any Currency:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

AMENDED AND RESTATED FIVE YEAR CREDIT AGREEMENT

(b) in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which all Available Tenors of such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to the then-current Benchmark for any Currency, the occurrence of one or more of the following events with respect to such Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, the central bank for the Currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or the published component used in the calculation thereof) are not, or as of a specified future date will not be, representative.

AMENDED AND RESTATED FIVE YEAR CREDIT AGREEMENT

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any then-current Benchmark for any Currency, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder in accordance with Section 2.17 and (b) ending at the time that a Benchmark Replacement has replaced such Benchmark for all purposes hereunder in accordance with Section 2.17.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Borrowers” means, collectively, the Company and each Designated Borrower.

“Borrowing” means a Revolving Credit Borrowing or Swing Line Borrowing.

“Business Day” means a day of the year (a) on which banks are not required or authorized to close in New York City, (b) if such day relates to a Borrowing of, or a payment or prepayment of principal of or interest on or an Interest Period for an Advance denominated in Pounds Sterling, or a notice with respect thereto, that is also a London Banking Day, and (c) if such day relates to a Borrowing of, or a payment or prepayment of principal of or interest on or an Interest Period for an Advance denominated in Euros, or a notice with respect thereto, that is also a TARGET Day; provided that, in the case of any Borrowing of a Swing Line Advance, a Business Day shall be a day on which commercial banks and foreign exchange markets settle payments in London and that is also a TARGET Day.

“Capital Lease” means any lease of property, real or personal, the obligations under which are capitalized on the consolidated balance sheet of the Company and its Subsidiaries.

“Change of Control” means, with respect to the Company, the occurrence of any event, act or condition which results in either (i) any Person other than the ESOP becoming the beneficial owner, directly or indirectly, of 30% or more of the outstanding common stock of the Company or (ii) individuals who constitute the Continuing Directors ceasing for any reason to constitute at least the majority of the Board of Directors of the Company.

“Citibank” has the meaning specified in the first paragraph of this Agreement.

“Commitments” means the Revolving Credit Commitments and the Swing Line Commitments.

AMENDED AND RESTATED FIVE YEAR CREDIT AGREEMENT

“Communications” means each notice, demand, communication, information, document and other material provided for hereunder or under any other Loan Document or otherwise transmitted between the parties hereto relating to this Agreement, the other Loan Documents, any Loan Party or its Affiliates, or the transactions contemplated by this Agreement or the other Loan Documents including, without limitation, all Approved Electronic Communications.

“Company” has the meaning specified in the first paragraph of this Agreement.

“Conforming Changes” means, with respect to either the use or administration of an initial Benchmark or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).

“Consolidated Net Worth” means the excess over current liabilities of all assets properly appearing on a consolidated balance sheet of the Company and its Subsidiaries after deducting the minority interests of others in Subsidiaries.

“Consolidated Subsidiary” means at any date any Subsidiary or other entity the financial statements of which would, under GAAP, be consolidated with those of the Company in its consolidated financial statements as of such date.

“Contingent Obligation” as to any Person means any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

AMENDED AND RESTATED FIVE YEAR CREDIT AGREEMENT

“Continuing Director” means any member of the Board of Directors of the Company on the date of this Agreement and any successor to a Continuing Director who is recommended or approved to succeed a Continuing Director by a majority of Continuing Directors who are then members of the Board of Directors of the Company.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Currency” means either Dollars or an Alternate Currency.

“Current Termination Date” has the meaning provided in Section 2.01(c)(i).

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Declining Lender” has the meaning provided in Section 2.01(c)(ii).

“Default” means an event which would constitute an Event of Default but for the giving of notice, the lapse of time or both.

“Defaulting Lender” means at any time, subject to Section 2.13(c), (i) any Lender that has failed for two or more Business Days to comply with its obligations under this Agreement to make an Advance, unless such Lender has notified the Administrative Agent and the Company in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding has not been satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing), (ii) any Lender that has notified the Administrative Agent or the Company in writing, or has stated publicly, that it does not intend to comply with its funding obligations hereunder, (iii) any Lender that has defaulted on its funding obligations under other loan agreements or credit agreements generally or that has notified, or whose Parent Company has notified, the Administrative Agent or the Company in writing, or has stated publicly, that it does not intend to comply with its funding obligations under loan agreements or credit agreements generally, (iv) any Lender that has, for three or more Business Days after written request of the Administrative Agent or the Company, failed to confirm in writing to the Administrative Agent and the Company that it will comply with its prospective funding obligations hereunder (provided that such Lender will cease to be a Defaulting Lender pursuant to this clause (iv) upon the Administrative Agent’s and the Company’s receipt of such written confirmation), or (v) any

AMENDED AND RESTATED FIVE YEAR CREDIT AGREEMENT

Lender with respect to which a Lender Insolvency Event has occurred and is continuing with respect to such Lender or its Parent Company. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any of clauses (i) through (v) above will be conclusive and binding absent manifest error, and such Lender will be deemed to be a Defaulting Lender (subject to Section 2.13(c)) upon notification of such determination by the Administrative Agent to the Company and the Lenders.

“Designated Borrowers” means any Subsidiary of the Company as to which a Designation Letter has been delivered to the Administrative Agent in accordance with and together with the other documents required by Section 2.14, and no Termination Letter has been delivered to the Administrative Agent thereunder.

“Designation Letter” has the meaning provided in Section 2.14.

“Dollar Equivalent” means, with respect to any amount denominated in an Alternate Currency on any date, the spot rate of exchange that appears at 11:00 A.M. (London time), on the display page applicable to the relevant currency on the Oanda website on such date; provided that if there shall at any time no longer exist such a page on such website, the spot rate of exchange shall be determined by reference to another similar rate publishing service selected by the Administrative Agent.

“Dollars” and “$” mean lawful money of the United States of America.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified in its Administrative Questionnaire or in the Assignment and Assumption pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify in writing to the Company and the Administrative Agent.

“EBITDA” means, for any period, the sum (without duplication) for the Company and its Consolidated Subsidiaries on a consolidated basis of the following: (a) net income for such period plus (b) to the extent deducted in determining net income for such period, the sum of (i) depreciation and amortization for such period, (ii) Interest Expense for such period and (iii) taxes for such period. Notwithstanding the foregoing, (1) in calculating EBITDA for any period, any impairment charges or asset write-offs shall be excluded, (2) in calculating EBITDA for any period, non-cash charges arising from purchase accounting adjustments (including the effects of such adjustments pushed down to such Person and its Subsidiaries) in component amounts required or permitted by GAAP, resulting from the write-up of assets or application of purchase accounting in relation to any consummated acquisition or the amortization, depreciation, or write-off of any amounts thereof, net of taxes, shall be excluded, (3) in calculating EBITDA for any period, charges associated with stock-based compensation shall be excluded and (4) in calculating EBITDA for any Adjustment Period or for any period that includes any portion of an Adjustment Period, the Company is permitted to increase EBITDA by an amount equal to the Applicable Adjustment Addbacks.

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“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” has the meaning provided in Section 3.01.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successors thereto, and the regulations promulgated and the rulings found thereunder.

“ERISA Controlled Group” means a group consisting of any ERISA Person and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control with such Person that, together with such Person, are treated as a single employer under regulations promulgated under ERISA.

“ERISA Person” has the meaning provided in Section 3(9) of ERISA for the term “person.”

“ERISA Plan” means (i) any Plan that (x) is not a Multiemployer Plan and (y) has Unfunded Benefit Liabilities in excess of $20,000,000 and (ii) any Plan that is a Multiemployer Plan.

“ESOP” means Stanley Account Value Plan or any successor plan.

“€STR” has the meaning provided in the definition of “Overnight Rate.”

“€STR Administrator” has the meaning provided in the definition of “Overnight Rate.

“€STR Administrator’s Website” means the European Central Bank’s website, currently at http://www.ecb.europa.eu, or any successor source for the Euro Short Term Rate identified as such by the €STR Administrator from time to time.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“EURIBO Rate” means, for any Interest Period in respect of each EURIBOR Advance comprising part of the same Borrowing, an interest rate per annum equal to the offered rate for deposits in Euros as quoted on the relevant Bloomberg screen (or on the appropriate page of such other information service which publishes that rate from time to time in place of Bloomberg) at 11:00 A.M. (Brussels time) two TARGET Days before the first day of such Interest Period, for a period equal to such Interest Period); provided that if the EURIBO Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

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“EURIBOR Advance” means an Advance that bears interest as provided in Section 2.05(a)(iii).

“Euro” means the single currency of the European Union adopted by member states of the European Union as their lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Eurocurrency Liabilities” has the meaning provided in Regulation D (or any successor regulation) of the Federal Reserve Board, as in effect from time to time.

“Eurocurrency Lending Office” means, with respect to any Lender, the office of such Lender specified in its Administrative Questionnaire or in the Assignment and Assumption pursuant to which it became a Lender (or, if no such office of such Lender is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify in writing to the Company and the Administrative Agent.

“Eurocurrency Rate Reserve Percentage” for any Lender for any EURIBOR Advances owing to such Lender means the reserve percentage applicable two Business Days before the first day of the applicable Interest Period under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for such Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to the applicable Interest Period.

“Events of Default” has the meaning provided in Section 6.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Excluded Representation” means the representation and warranty set forth in Section 4.01(g).

“Existing Credit Agreement” has the meaning provided in the Preliminary Statement.

“Extended Termination Date” has the meaning provided in Section 2.01(c)(i).

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code, any intergovernmental agreement between the United States of America and any other relevant jurisdiction entered into in connection with the implementation of such Sections of the Internal Revenue Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreement.

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“Federal Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as amended from time to time, or any successor thereto.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York for overnight Federal funds transactions with members of the Federal Reserve System, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it; provided that if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System as constituted from time to time.

“Fitch” means Fitch Ratings Ltd. and any successor or successors thereto.

“Floor” means a rate of interest equal to 0.00%

“Foreign Currency Equivalent” means, with respect to any amount in Dollars, the spot rate of exchange that appears at 11:00 A.M. (London time), on the display page applicable to the relevant currency on the Oanda website on such date; provided that if there shall at any time no longer exist such a page on such website, the spot rate of exchange shall be determined by reference to another similar rate publishing service selected by the Administrative Agent.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to any Swing Line Lender, such Defaulting Lender’s Pro Rata Share of outstanding Swing Line Advances made by such Swing Line Lender other than Swing Line Advances as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governmental Authority” means the government of any jurisdiction, or any political subdivision thereof, whether provincial, state or local, and any department, ministry, agency, instrumentality, authority, body, court, central bank or other entity lawfully exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements.

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“Indebtedness” of any Person means, without duplication, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business of such Person), (ii) all indebtedness of such Person evidenced by a note, bond, debenture or similar instrument, (iii) the principal component of all Capital Lease obligations of such Person, (iv) the face amount of all letters of credit issued for the account of such Person and, without duplication, all unreimbursed amounts drawn thereunder, (v) all indebtedness of any other Person secured by any Lien on any property owned by such Person, whether or not such indebtedness has been assumed, (vi) all Contingent Obligations of such Person, and (vii) all indebtedness of such Person in respect of Hedge Agreements.

“Information” has the meaning provided in Section 8.02(d).

“Information Memorandum” means the document in the form approved by the Company concerning the Loan Parties and their Subsidiaries which, at the Company’s request and on its behalf, was prepared in relation to this transaction and distributed by the Lead Arrangers to selected financial institutions before the date of this Agreement.

“Initial Lenders” has the meaning provided in the first paragraph of this Agreement.

“Interest Coverage Ratio” means, for any period of four consecutive fiscal quarters, the ratio of (a) EBITDA for such period to (b) Interest Expense for such period.

“Interest Expense” means, for any period, the sum (determined without duplication) of the aggregate amount of interest reported in respect of such period on the Indebtedness of the Company and its Consolidated Subsidiaries on a consolidated basis, including, without limitation, the interest portion of payments under Capital Lease obligations and any capitalized interest but excluding imputed (non-cash) interest expense in respect of convertible bonds issued by the Company or any of its Consolidated Subsidiaries as calculated in accordance with the Financial Accounting Standards Board’s Staff Position Accounting Principles Board Opinion No. 14-1 (“Accounting for Convertible Debt Instruments That May be Settled in Cash upon Conversion (Including Partial Cash Settlement)”), minus (i) interest income of the Company and its Consolidated Subsidiaries on a consolidated basis reported in respect of such period, (ii) interest on deferred compensation reported in respect of such period, and (iii) any income/expense in respect of such period associated with spot-to-forward differences or points on foreign currency trades that are included in interest income/expense as a result of Statement of Financial Accounting Standards No. 133, as amended and interpreted.

“Interest Period” means, for each Term SOFR Advance or EURIBOR Advance comprising part of the same Borrowing, the period commencing on the date of such Advance or the date of the continuation of such Term SOFR Advance or EURIBOR Advance or the date of the conversion of any Base Rate Advance into such Term SOFR Advance or EURIBOR Advance and ending on the last day of the period selected by a Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, three or six months as a Borrower may select in the Notice of Borrowing or Notice of Conversion or Continuation for such Advance, as the case may be; provided that:

(i) a Borrower may not select any Interest Period which ends after the latest Extended Termination Date;

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(ii) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day; provided that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day;

(iii) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (iv) below, end on the last Business Day of a calendar month;

(iv) any Interest Period which would otherwise end after the latest Extended Termination Date shall end on such Extended Termination Date;

(v) if, upon the expiration of any Interest Period with respect to a Borrowing, a Borrower has failed to elect a new Interest Period to be applicable to such Advances as provided above, such Borrower (x) if such Borrower is the Company, shall be deemed to have elected to convert such Advances into a Base Rate Advance (in the case of a EURIBOR Advance, in an amount equal to the Dollar Equivalent thereof) effective as of the expiration date of such current Interest Period and (y) if such Borrower is a Designated Borrower, shall be deemed to have elected a new Interest Period of 1 month to be applicable to such Advances; and

(vi) Interest Periods commencing on the same date for Term SOFR Advances or EURIBOR Advances comprising part of the same Borrowing shall be of the same duration.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.

“Lead Arrangers” means Citibank, JPMorgan Chase Bank, N.A., BofA Securities, Inc. and Wells Fargo Securities, LLC.

“Lender Insolvency Event” means that (i) a Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (ii) (x) such Lender or its Parent Company is the subject of a Bail-In Action or a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or (y) such Lender or its Parent Company had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender Insolvency Event shall not result solely by virtue of the ownership or acquisition of any equity interest in such Lender or its Parent Company by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within

AMENDED AND RESTATED FIVE YEAR CREDIT AGREEMENT

the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender; provided, further, that a Lender Insolvency Event shall not result solely by virtue of the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator with respect to a Lender or its Parent Company under the Dutch Financial Supervision Act 2007 (as amended from time to time and including any successor legislation).

“Lenders” means the Initial Lenders, each Swing Line Lender and each Person that shall become a party hereto pursuant to Section 2.01(c) or 8.07.

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preferential payment arrangement, priority or other security agreement of any kind or nature whatsoever, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same effect as any of the foregoing and the filing of any financing statement or similar instrument under the Uniform Commercial Code or comparable law of any jurisdiction, domestic or foreign.

“Loan Documents” means, collectively, this Agreement, each Designation Letter and each Termination Letter.

“Loan Parties” means, collectively, the Company and the Designated Borrowers.

“Local Time” means (a) with respect to any Advance denominated or any payment to be made in Dollars, New York City time, and (b) with respect to any Advance denominated or any payment to be made in an Alternate Currency, the local time in the Principal Financial Center for such Alternate Currency.

“London Banking Day” means any day on which commercial banks are open for business (including dealings in foreign exchange and foreign currency deposits) in London.

“Long-Term Indebtedness” means the long-term Senior Unsecured Indebtedness of the Company.

“Margin Stock” has the meaning provided in Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Material Adverse Effect” means a material adverse effect on the business, financial condition or results of operations of the Company and its Consolidated Subsidiaries taken as a whole.

“Moody’s” means Moody’s Investors Service, Inc. and any successor or successors thereto.

“Multiemployer Plan” means a Plan which is a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.

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“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender.

“Notice of Borrowing” has the meaning provided in Section 2.02(b).

“Notice of Conversion or Continuation” has the meaning provided in Section 2.04(b).

“Other Taxes” has the meaning provided in Section 2.10(b).

“Overnight Rate” means, for each Swing Line Advance, the rate per annum determined as of the date such Swing Line Advance is made equal to the Euro Short Term Rate (“€STR”) as administered by European Central Bank (or any other person which takes over the administration of that rate, the “€STR Administrator”) displayed on the European Central Bank’s website, currently at http://www.ecb.europa.eu, or any successor source for €STR identified as such by the €STR Administrator from time to time on the Business Day preceding the date of determination; provided, that if the Overnight Rate is less than zero, such rate shall be deemed to be zero for purposes of this Agreement. If by 5:00 pm (local time for the €STR Administrator) on the second (2nd) Business Day immediately following any day (the “€STR Determination Date”) in respect of such €STR Determination Date has not been published on the €STR Administrator’s Website and a Benchmark Replacement Date with respect to €STR has not occurred, then €STR for such €STR Determination Date will be €STR as published in respect of the first preceding Business Day for which €STR was published on the €STR Administrator’s Website; provided that €STR determined pursuant to this sentence shall be utilized for purposes of calculation of €STR for no more than three (3) consecutive days.

“Parent Company” means, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

“PBGC” means the Pension Benefit Guaranty Corporation established under ERISA, or any successor thereto.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

“Plan” means any employee benefit plan covered by Title IV of ERISA, the funding requirements of which:

(i) were the responsibility of the Company or a member of its ERISA Controlled Group at any time within the five years immediately preceding the date hereof,

(ii) are currently the responsibility of the Company or a member of its ERISA Controlled Group, or

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(iii) hereafter become the responsibility of the Company or a member of its ERISA Controlled Group, including any such plans as may have been, or may hereafter be, terminated for whatever reason.

“Pounds Sterling” means the lawful currency of the United Kingdom.

“Principal Financial Center” means, in the case of any Currency, the principal financial center in the country of issue of such Currency, as reasonably determined by the Administrative Agent.

“Principal Property” means all real property and tangible personal property constituting a manufacturing plant owned by the Company or any of its Subsidiaries, exclusive of (i) motor vehicles, mobile materials handling equipment and other rolling stock, (ii) office furnishings and equipment, information and electronic data processing equipment, (iii) any property financed through obligations issued by a state, territory or possession of the United States, or any political subdivision or instrumentality of the foregoing, on which the interest cannot, in the opinion of tax counsel of recognized standing or in accordance with a ruling issued by the Internal Revenue Service, be included in gross income of the holder under Section 103(a)(1) of the Internal Revenue Code (or any successor to such provision) as in effect at the time of the issuance of such obligations, (iv) any real property held for development or sale, or (v) any property and equipment included therein without deduction of any depreciation reserves the book value of which property and equipment in the aggregate is less than 10% of Consolidated Net Worth or which the Board of Directors of the Company determines is not material to the operation of the business of the Company and its Subsidiaries taken as a whole.

“Principal Subsidiary” means any Subsidiary of the Company which has net sales which represent 15% or more of the consolidated net sales of the Company and its Consolidated Subsidiaries taken as a whole.

“Process Agent” has the meaning provided in Section 8.13(b).

“Pro Rata Share” means, with respect to any Lender, the percentage corresponding to the fraction the numerator of which shall be the amount of the Revolving Credit Commitment of such Lender and the denominator of which shall be the aggregate amount of the Revolving Credit Commitments of all Lenders.

“Register” has the meaning provided in Section 8.07(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and such Person’s and such Person’s Affiliates’ respective managers, administrators, trustees, partners, directors, officers, employees, agents, fund managers and advisors.

“Relevant Anniversary” has the meaning provided in Section 2.01(c)(i).

“Relevant Governmental Body” means (a) with respect to a Benchmark Replacement in respect of Advances, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Dollars, the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or

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the Federal Reserve Bank of New York, or any successor thereto and (b) with respect to a Benchmark Replacement in respect of Advances, interest, fees, commissions or other amounts denominated in, or calculated with respect to, any Alternate Currency, (1) the central bank for the Currency in which such Advances, interest, fees, commissions or other amounts are denominated, or calculated with respect to, or any central bank or other supervisor which is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement or (2) any working group or committee officially endorsed or convened by (A) the central bank for the Currency in which such Advances, interest, fees, commissions or other amounts are denominated, or calculated with respect to, (B) any central bank or other supervisor that is responsible for supervising either (i) such Benchmark Replacement or (ii) the administrator of such Benchmark Replacement, (C) a group of those central banks or other supervisors or (D) the Financial Stability Board or any part thereof.

“Reportable Event” has the meaning provided in Section 4043(b) of ERISA (other than a Reportable Event as to which the provision of 30 days notice to the PBGC is waived under applicable regulations).

“Required Lenders” means at any time Lenders representing in the aggregate at least 51% of the Revolving Credit Commitments or, if the Revolving Credit Commitments shall have terminated, Lenders representing in the aggregate at least 51% of the sum of the Revolving Credit Advances owing to the Lenders (with the aggregate amount of each Lender’s risk participation and funded participation in Swing Line Advances being deemed “owing” to such Lender for purposes of this definition) (computed, in the case of Advances in an Alternate Currency, as the Dollar Equivalent thereof as determined by the Administrative Agent), provided that if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Lenders at such time the Commitments of such Lender at such time.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricting Information” has the meaning provided in Section 8.02(d).

“Revolving Credit Advance” means an advance by a Lender to a Borrower as part of a Revolving Credit Borrowing and refers to a Base Rate Advance, a Term SOFR Advance, a EURIBOR Advance or a SONIA Advance.

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Advances of the same Type made by each of the Lenders to a Borrower pursuant to Section 2.01.

“Revolving Credit Commitment” means, with respect to any Lender, the amount specified opposite such Lender’s name on Schedule I hereto and identified as its “Revolving Credit Commitment” or, if such Lender has entered into any Assignment and Assumption, set forth as the “Revolving Credit Commitment” for such Lender in the Register maintained by the Administrative Agent pursuant to Section 8.07(c), as such amount may be reduced pursuant to Section 2.01(b). The aggregate amount of the Revolving Credit Commitments on the date hereof is $2,250,000,000.

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“S&P” means S&P Global Ratings, a S&P Global Inc. business, and any successor or successors thereto.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union, any European Union member state, the United Kingdom or the Government of Canada, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person directly or indirectly owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b) or (d) any Person otherwise the target of any Sanctions.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom or the Government of Canada or (c) the jurisdiction of organization of any Designated Borrower.

“SEC Filings” means the Company’s Exchange Act disclosures documents filed with the Securities and Exchange Commission on Forms 8K, 10K or 10Q (or their equivalents).

“Senior Unsecured Indebtedness” means Indebtedness that is not subordinated to any other Indebtedness and is not secured or supported by a guarantee, letter of credit or other form of credit enhancement.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SONIA” means, with respect to any applicable determination date, a rate equal to the Sterling Overnight Index Average as administered by the SONIA Administrator, published on the fifth Business Day preceding such date on the SONIA Administrator’s Website (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time); provided however that if such applicable determination date is not a Business Day, SONIA means such rate that applied on the fifth Business Day preceding on the first Business Day immediately prior thereto. If by 5:00 pm (London time) on the second Business Day immediately following any determination date SONIA in respect of such day has not been published on the SONIA Administrator’s Website and a Benchmark Transition Event with respect to SONIA has not occurred, then SONIA will be as published in respect of the first preceding Business Day for which SONIA was published on the SONIA Administrator’s Website; provided that SONIA determined pursuant to this sentence shall be utilized for no more than three (3) consecutive days. If SONIA is less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

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“SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).

“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

“SONIA Advance” means an Advance denominated in Pounds Sterling that bears interest as provided in Section 2.05(a)(iv).

“Sterling Lending Office” means, with respect to any Lender, the office of such Lender specified in its Administrative Questionnaire or in the Assignment and Assumption pursuant to which it became a Lender (or, if no such office of such Lender is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify in writing to the Company and the Administrative Agent.

“Sub-Agent” means Citibank Europe plc, UK Branch.

“Subsidiary” of any Person means (i) any corporation 50% or more of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (ii) any partnership, association, joint venture, limited liability company or other entity in which such Person, directly or indirectly through Subsidiaries, is either a general partner or has a 50% or more equity interest at the time.

“Swing Line Advance” means an advance made by any Swing Line Lender pursuant to Section 2.16(a).

“Swing Line Borrowing” means a Borrowing consisting of simultaneous Swing Line Advances made by each of the Swing Line Lenders pursuant to Section 2.16.

“Swing Line Commitment” means, with respect to each Swing Line Lender, the amount specified opposite such Lender’s name on Schedule I hereto and identified as its “Swing Line Commitment” or, if such Lender has entered into any Assignment and Acceptance, the amount set forth as the “Swing Line Commitment” for such Lender in the Register maintained by the Administrative Agent pursuant to Section 8.07(c), as such amount may be reduced pursuant to Section 2.01(b).

“Swing Line Lenders” means, collectively, Citibank or any of its affiliates, JPMorgan Chase Bank, N.A., Bank of America, N.A. or any of its affiliates, Wells Fargo Bank, National Association and each Person that shall become a Swing Line Lender pursuant to Section 7.07 or Section 8.07.

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“Swing Line Sublimit” means an amount equal to the Euro Equivalent of $800,000,000.

“T2” means the real time gross settlement system operated by the Eurosystem, or any successor system.

“TARGET Day” means any day on which T2 is open for the settlement of payments in Euros.

“Taxes” has the meaning provided in Section 2.10(a).

“Term SOFR” means,

(a) for any calculation with respect to a Term SOFR Advance, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b) for any calculation with respect to a Base Rate Advance on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “ABR Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any ABR Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such ABR Term SOFR Determination Day;

provided that if the Term SOFR shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

AMENDED AND RESTATED FIVE YEAR CREDIT AGREEMENT

“Term SOFR Advance” means an Advance that bears interest as provided in Section 2.05(a)(ii).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Termination Date” means the earlier of (a) June 28, 2029 (as the same may be extended pursuant to Section 2.01(c)) or (b) the date of termination in whole of the Commitments pursuant to Section 2.01(b) or Section 6.01; provided, however, that the Termination Date of any Lender that is a Declining Lender to any requested extension pursuant to Section 2.01(c) shall be the Current Termination Date in effect immediately prior to the Relevant Anniversary for all purposes of this Agreement.

“Termination Event” means (i) a Reportable Event, or (ii) the initiation of any action by the Company, any member of the Company’s ERISA Controlled Group or any ERISA Plan fiduciary to terminate an ERISA Plan or the treatment of an amendment to an ERISA Plan as a termination under ERISA, or (iii) the institution of proceedings by the PBGC under Section 4042 of ERISA to terminate an ERISA Plan or to appoint a trustee to administer any ERISA Plan.

“Termination Letter” has the meaning provided in Section 2.14.

“Type” has the meaning provided in the definition of Advance.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unfunded Benefit Liabilities” means with respect to any Plan at any time, the amount (if any) by which (i) the present value of all benefit liabilities under such Plan as defined in Section 4001(a)(16) of ERISA, exceeds (ii) the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan (on the basis of assumptions prescribed by the PBGC for the purpose of Section 4044 of ERISA).

AMENDED AND RESTATED FIVE YEAR CREDIT AGREEMENT

“Unused Revolving Credit Commitment” means, with respect to any Lender at any time, (a) such Lender’s Revolving Credit Commitment at such time, less (b) the sum of (based in respect of any Advances denominated in Euro by reference to the Dollar Equivalent thereof at such time):

(i) the aggregate principal amount of all Revolving Credit Advances made by such Lender (in its capacity as a Lender) and outstanding at such time; and

(ii) such Lender’s Pro Rata Share of the aggregate principal amount of all Swing Line Advances outstanding at such time.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.02 Computation of Time Periods; Terms Generally. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

SECTION 1.03 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company or any Subsidiary at “fair value”, as defined therein, (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof and (iii) in a manner such that any obligations relating to a lease that was accounted for by a Person as an operating lease as of the Effective Date and any similar lease entered into after the Effective Date by such Person shall be accounted for as obligations relating to an operating lease and not as Capital Lease obligations.

AMENDED AND RESTATED FIVE YEAR CREDIT AGREEMENT

SECTION 1.04 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.

SECTION 1.05 Rates. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Base Rate, the Term SOFR Reference Rate, Term SOFR, the EURIBO Rate, SONIA or any other Benchmark, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement), will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, Base Rate, the Term SOFR Reference Rate, Term SOFR, the EURIBO Rate, SONIA, such Benchmark or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of Base Rate or a Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrowers. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain Base Rate, any Benchmark, any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrowers, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES

SECTION 2.01 The Commitment. (a) The Revolving Credit Advances. (i) Each Lender severally agrees, on the terms and conditions hereinafter set forth to make Revolving Credit Advances to the Company and any Designated Borrower in Dollars or an Alternate Currency from time to time on any Business Day during the period from the Effective Date until the latest Extended Termination Date applicable to such Lender in an aggregate amount not to exceed such Lender’s Unused Revolving Credit Commitment; provided that at no time shall the aggregate outstanding principal amount of all Advances (determined, in the case of an Advance denominated in an Alternate Currency, at the Dollar Equivalent thereof) exceed the total amount of the Revolving Credit Commitments at such time.

AMENDED AND RESTATED FIVE YEAR CREDIT AGREEMENT

(ii) Within the limits of each Lender’s Revolving Credit Commitment and subject to the limitation set forth in Section 2.07(c), each Borrower may borrow, repay, prepay (as provided in Section 2.07) and reborrow such amount or any portion thereof.

(iii) Each Revolving Credit Borrowing shall be in an aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof (or, in the case of a Revolving Credit Borrowing denominated in an Alternate Currency, the Foreign Currency Equivalent thereof in such Alternate Currency, rounded to the nearest 1,000,000 units of such Alternate Currency) or, if less, the aggregate amount of the Unused Revolving Credit Commitments and shall consist of Revolving Credit Advances of the same Type made on the same day by the Lenders ratably according to their respective Revolving Credit Commitments.

(b) Termination and Reduction. The Company shall have the right, upon at least three Business Days’ notice to the Administrative Agent, to terminate in whole or reduce each Lender’s Pro Rata Share of the Unused Revolving Credit Commitments. Each partial reduction of the Revolving Credit Commitments shall be in the aggregate amount of at least $10,000,000 or a larger whole multiple of $1,000,000. If, after giving effect to any reduction of the Unused Revolving Credit Commitments, the aggregate Swing Line Commitments exceeds the aggregate amount of the Revolving Credit Commitments at such time, the aggregate Swing Line Commitments shall be automatically reduced ratably by the amount of such excess. The Company shall have the right, upon at least three Business Days’ notice to the Administrative Agent and each Swing Lender, to terminate in whole or permanently reduce in part the Swing Line Commitments of the Swing Line Lenders ratably; provided that each partial reduction shall be in the aggregate amount of $10,000,000.

(c) Extension of Commitments.

(i) The Company shall have the right, upon no earlier than 60 days but no later than 45 days’ notice to the Administrative Agent (which shall promptly forward such notice to the Lenders) prior to each of the first two anniversaries of the Effective Date (each, a “Relevant Anniversary”), to request that the Termination Date then in effect (the “Current Termination Date”) be extended to the date one year after such Current Termination Date (such extended date, an “Extended Termination Date”).

(ii) Each Lender acting in its sole and individual discretion will use its reasonable efforts to notify the Administrative Agent at least 20 days before the Relevant Anniversary whether it agrees to participate in such extension. Any Lender that does not so notify the Administrative Agent that it agrees to such extension at least 20 days before the Relevant Anniversary (each, a “Declining Lender”) shall continue to be a Lender with a Commitment until the earlier of the Current Termination Date or until such Lender is replaced pursuant to clause (iii) of this subsection (c) (but shall not have any Commitment during any extended period to which it has not agreed). The Administrative Agent shall notify the Company not later than 15 days prior to the Relevant Anniversary of the decision of the Lenders regarding the Company’s request for an extension of the Termination Date.

AMENDED AND RESTATED FIVE YEAR CREDIT AGREEMENT

(iii) The Company shall have the right to replace, effective as of the Relevant Anniversary or the Current Termination Date, each Declining Lender with, and add as “Lenders” under this Agreement, one or more banks or other financial institutions (each, an “Additional Commitment Lender”) with the approval of the Administrative Agent and each Swing Line Lender (not to be unreasonably withheld or delayed), each of which Additional Commitment Lenders shall have entered into an agreement in form and substance reasonably satisfactory to the Administrative Agent (an “Additional Commitment Agreement”) pursuant to which such Additional Commitment Lender shall undertake a Commitment (if any such Additional Commitment Lender is a Lender, its Commitment shall be in addition to such Lender’s Commitment hereunder), and such Additional Commitment Lender shall become a “Lender” for all purposes of this Agreement on the Relevant Anniversary or the Current Termination Date, as the case may be.

(iv) If and only if the total of the Commitments of the Lenders that have so agreed to extend the Termination Date, taking into account any Commitment increases pursuant to clause (iii) of this subsection (c), shall be more than 50% of the aggregate amount of the Commitments in effect immediately prior to the Relevant Anniversary, the Current Termination Date shall be extended, effective as of the Relevant Anniversary, to the Extended Termination Date; provided that, if such Commitments shall be less than 100% of the aggregate amount of the Commitments in effect immediately prior to the Relevant Anniversary, the Borrowers shall have the right to rescind the request to so extend the Current Termination Date. The Borrowers agree to pay in full all amounts owing hereunder to each Declining Lender on the Relevant Anniversary or the Current Termination Date, as the case may be, on which such Declining Lender is replaced as a Lender pursuant to clause (iii) of this subsection (c).

(v) Notwithstanding the foregoing, each extension of the Termination Date hereunder pursuant to this subsection (c) shall be effective only if:

(1) no Default or Event of Default has occurred and is continuing as of the date of the request pursuant to clause (i) above and the Relevant Anniversary;

(2) all representations and warranties contained in Section 4.01 are true and correct in all material respects on and as of the date of the request pursuant to clause (i) above and the Relevant Anniversary, including without limitation the representation and warranty of the Borrowers as to the execution, delivery and performance by them of this Agreement, taking into account such extension, having been duly authorized by all necessary corporate action (it being understood and agreed that any representation or warranty which expressly refers by its terms to a specified date shall be required to be true and correct in all material respects only as of such date); and

(3) if on the Relevant Anniversary or the Current Termination Date there are Advances outstanding, appropriate adjustments shall be made among the Lenders to cause the outstanding Advances to be held ratably by all Lenders in accordance with their respective Commitments as of each such date.

AMENDED AND RESTATED FIVE YEAR CREDIT AGREEMENT

SECTION 2.02 Making the Advances. (a) [Reserved.]

(b) Notice of Borrowing. Each Revolving Credit Borrowing shall be made on notice by the Company (on its own behalf or on behalf of any Designated Borrower) to the Administrative Agent, which shall give to each Lender prompt notice thereof by telecopier, given not later than (w) 11:00 A.M. (New York City time) on the date of the proposed Revolving Credit Borrowing if such Revolving Credit Borrowing is to be comprised of Base Rate Advances, (x) 11:00 A.M. (New York City time) on the third U.S. Government Securities Business Day prior to such date if such Revolving Credit Borrowing is to be comprised of Term SOFR Advances, (y) 11:00 A.M. (New York City time) on the third Business Day prior to such date if such Revolving Credit Borrowing is to be comprised of EURIBOR Advances and (z) 11:00 A.M. (New York City time) on the third Business Day prior to such date if such Revolving Credit Borrowing is to be comprised of SONIA Advances. Each such notice of a Revolving Credit Borrowing (a “Notice of Borrowing”) shall be by telecopier, or by email, in substantially the form of Exhibit A hereto, specifying therein: (i) the name of the Borrower (which shall be the Company or a Designated Borrower), (ii) the requested date of such Revolving Credit Borrowing, (iii) the Type of Revolving Credit Advances comprising such Revolving Credit Borrowing, (iv) the aggregate amount and, for any Designated Borrower, the Currency of such Revolving Credit Borrowing, and (v) in the case of a Revolving Credit Borrowing consisting of Term SOFR Advances or EURIBOR Advances, the initial Interest Period for each such Revolving Credit Advance. Each Lender shall, before 1:00 P.M. (Local Time) on the date of such Revolving Credit Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent’s Account for Revolving Credit Advances denominated in the relevant Currency, in the relevant Currency and in same day funds, such Lender’s Pro Rata Share of the requested amount of such Revolving Credit Borrowing. Promptly after the Administrative Agent’s receipt of such funds (and in any event by the close of business New York City time on the date of such Revolving Credit Borrowing) and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make the funds so received available to the Company or such other Borrower by depositing the same in such Currency and in immediately available funds into such account of the Company or such other Borrower, as applicable, as shall have been specified in the related Notice of Borrowing; provided, however, that, if such Revolving Credit Borrowing is denominated in Euro, the Administrative Agent shall first make a portion of such funds equal to the aggregate principal amount of Swing Line Advances made to such Borrower by the Swing Line Lenders and by any other Lender and outstanding on the date of such Revolving Credit Borrowing, plus interest accrued and unpaid thereon to and as of such date, available to the Swing Line Lenders and the other Lenders for repayment of such Swing Line Advances. Each Lender may, at its option, make any Revolving Credit Advance by causing any domestic or foreign branch or Affiliate of such Lender to make such Revolving Credit Advance; provided that any exercise of such option shall not affect in any manner the obligation of the applicable Borrower to repay such Revolving Credit Advance in accordance with the terms of this Agreement.

AMENDED AND RESTATED FIVE YEAR CREDIT AGREEMENT

(c) Illegality, Etc. Anything in subsection (a) or (b) above to the contrary notwithstanding,

(i) if any Lender shall notify the Administrative Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful, for such Lender or its Applicable Lending Office to perform its obligations hereunder to make Term SOFR Advances or EURIBOR Advances or to fund or maintain Term SOFR Advances or EURIBOR Advances hereunder, the Administrative Agent shall forthwith give notice thereof to the other Lenders and the Company, whereupon (A) such Lender shall have no obligation to make Term SOFR Advances or EURIBOR Advances, as applicable, or to convert Revolving Credit Advances into Term SOFR Advances or EURIBOR Advances, as applicable, until such Lender notifies the Company and the Administrative Agent that the circumstances causing such suspension no longer exist and (B) each Borrower shall be deemed to have converted all Term SOFR Advances or EURIBOR Advances, as applicable, of such Lender then outstanding into Base Rate Advances in accordance with Section 2.04 on and as of the date of the Administrative Agent’s receipt of such notice, unless and to the extent such notice directs that one or more Term SOFR Advances or EURIBOR Advances, as applicable, shall be so converted on the last day of the applicable Interest Period, provided that (w) before giving any such notice, such Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for such suspension and conversion and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender, (x) any request by a Borrower for Term SOFR Advances or EURIBOR Advances, as applicable, during a time when a Lender’s obligation to make, or convert Revolving Credit Advances into, Term SOFR Advances or EURIBOR Advances, as applicable, shall be suspended hereunder shall be deemed to be a request for, or for conversion into, Base Rate Advances from such Lender (in the case of a EURIBOR Advance, in an amount equal to the Dollar Equivalent thereof), (y) all Revolving Credit Advances that would otherwise be made by such Lender as Term SOFR Advances or EURIBOR Advances, as applicable, during any such suspension shall instead be made as Base Rate Advances (in the case of a EURIBOR Advance, in an amount equal to the Dollar Equivalent thereof) and (z) in the event any Lender shall notify the Administrative Agent and the Company of the occurrence of the circumstances causing such suspension under this Section 2.02(c), all payments and prepayments of principal that would otherwise have been applied to repay the Term SOFR Advances or EURIBOR Advances that would have been made by such Lender or the converted Term SOFR Advances or EURIBOR Advances shall instead be applied to repay the Base Rate Advances made by such Lender in lieu of, or resulting from the conversion of, such Term SOFR Advances or EURIBOR Advances;

(ii) (A) if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof (x) each Term SOFR Advance will automatically, on the last day of the then existing Interest Period therefor, convert into a Base Rate Advance and (y) until the Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist, the obligation of the Lenders to make or to convert Advances into Term SOFR Advances shall be suspended and the Borrowers may revoke any pending request for a Term SOFR Advance, or conversion of a Term SOFR Advance or, failing that, will be deemed to have converted such request into a request for an Advance of or a conversion to a Base Rate Advance in the amount specified therein;

AMENDED AND RESTATED FIVE YEAR CREDIT AGREEMENT

(B) if the Administrative Agent cannot furnish the EURIBO Rate for any Borrowing consisting of EURIBOR Advances because of conditions existing in the interbank market, (x) each EURIBOR Advance will automatically, on the last day of the then existing Interest Period therefor, convert into a Base Rate Advance (in an amount equal to the Dollar Equivalent thereof) and (y) until the Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist, the obligation of the Lenders to make EURIBOR Advances (to the extent of the affected Interest Periods) shall be suspended and the Borrowers may revoke any pending request for a EURIBOR Advance, or conversion of a EURIBOR Advance (to the extent of the affected Interest Period) or, failing that, will be deemed to have converted such request into a request for an Advance of or a conversion to a Base Rate Advance in the amount specified therein;

(iii) if the Required Lenders shall, at least one Business Day before the date of any requested Term SOFR Advance or EURIBOR Advance, notify the Administrative Agent that the Term SOFR or the EURIBO Rate, as applicable, for any Interest Period will not adequately reflect the cost to the Required Lenders of making, funding or maintaining their respective Term SOFR Advances or EURIBOR Advances, as applicable, for such Interest Period, the Administrative Agent shall forthwith so notify the Company and the Lenders, whereupon the Lenders shall have no obligation to make, or convert Revolving Credit Advances into, Term SOFR Advances or EURIBOR Advances, as applicable, until the Administrative Agent shall notify the Company and the Lenders that the circumstances causing such suspension no longer exist; and

(iv) if any Lender shall notify the Administrative Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful, for such Lender to perform its obligations hereunder to make Advances or to fund or maintain Advances hereunder to such Designated Borrower, the Administrative Agent shall forthwith give notice thereof to the Company, whereupon such Lender shall have no obligation to make Advances to such Designated Borrower, until such Lender notifies the Company and the Administrative Agent that the circumstances causing such suspension no longer exist.

(d) Effect of Failure to Fulfill Conditions. Each Notice of Borrowing shall be irrevocable and binding on the Company and the relevant Designated Borrower. In the case of any Revolving Credit Borrowing that the related Notice of Borrowing specifies is to be comprised of Term SOFR Advances or EURIBOR Advances, the relevant Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (excluding anticipated profits), cost or expense reasonably incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the

AMENDED AND RESTATED FIVE YEAR CREDIT AGREEMENT

Revolving Credit Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date, such indemnity to be paid promptly upon receipt by the relevant Borrower of a certificate of such Lender setting forth the calculation of the amount of the indemnity claimed by such Lender.

(e) Funds Available. Unless the Administrative Agent shall have received notice from a Lender prior to 1:00 P.M. (New York City time) on the date of any Revolving Credit Borrowing that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the relevant Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the relevant Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the relevant Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the relevant Borrower, the interest rate applicable at the time to Revolving Credit Advances comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate (if such Advance is denominated in Dollars) or at the cost of funds incurred by the Administrative Agent (if such Advance is denominated in an Alternate Currency). If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Revolving Credit Advance as part of such Borrowing for purposes of this Agreement.

(f) Failure to Make Advances. The failure of any Lender to make the Revolving Credit Advance to be made by it as part of any Revolving Credit Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Revolving Credit Advance on the date of such Revolving Credit Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Revolving Credit Advance to be made by such other Lender on the date of any Revolving Credit Borrowing.

SECTION 2.03 Fees. (a) Commitment Fee. The Company agrees to pay to the Administrative Agent for the account of each Lender a commitment fee in Dollars on (i) the amount of such Lender’s Revolving Credit Commitment minus (ii) the aggregate outstanding principal amount of the Revolving Credit Advances made by such Lender from the date hereof in the case of each Lender and, in the case of each Person which becomes a Lender pursuant to Section 2.01(c) or 8.07, from the effective date specified in the Assignment and Assumption or the Additional Commitment Agreement pursuant to which it became a Lender, until the Termination Date applicable to such Lender at the Applicable Commitment Fee Rate, payable quarterly in arrears on the last day of each March, June, September and December during the term hereof and on the latest Extended Termination Date; provided, that the Company shall pay on September 30, 2024 the commitment fees that shall have accrued from the date hereof to and including September 30, 2024; provided, further, that no Defaulting Lender shall be entitled to receive any commitment fee for any period during which that Lender is a Defaulting Lender (and the Company shall not be required to pay such fee that otherwise would have been required to have been paid to that Defaulting Lender). All computations of the commitment fee shall be based on a year of 360 days.

AMENDED AND RESTATED FIVE YEAR CREDIT AGREEMENT

(b) Administrative Agent’s Fees. The Company shall pay to the Administrative Agent in Dollars for its own account such fees as may from time to time be agreed between the Company and the Administrative Agent.

SECTION 2.04 Continuation and Conversion. (a) General. Subject to the other provisions hereof, each Borrower shall have the option (i) to convert all or any part of an outstanding Revolving Credit Borrowing consisting of Base Rate Advances to a Revolving Credit Borrowing consisting of Term SOFR Advances, (ii) to convert all or any part of an outstanding Revolving Credit Borrowing in Dollars consisting of Term SOFR Advances to a Revolving Credit Borrowing consisting of Base Rate Advances, or (iii) to continue all or any part of an outstanding Revolving Credit Borrowing consisting of Term SOFR Advances or EURIBOR Advances as a Revolving Credit Borrowing consisting of Term SOFR Advances or EURIBOR Advances for an additional Interest Period; provided that no Revolving Credit Borrowing consisting of Term SOFR Advances or EURIBOR Advances shall be so converted other than as contemplated by Section 2.02(c) or continued, until the expiration of the Interest Period applicable thereto.

(b) Notice of Conversion or Continuation. In order to elect to convert or continue a Revolving Credit Borrowing hereunder, the Company (on its own behalf or on behalf of any Designated Borrower) shall deliver an irrevocable notice thereof (a “Notice of Conversion or Continuation”) to the Administrative Agent by telecopier or by email, no later than (i) 11:00 A.M., (New York City time) on the proposed conversion date in the case of a conversion to Base Rate Advances, (ii) 11:00 A.M. (New York City time) on the third U.S. Government Securities Business Day in advance of the proposed conversion or continuation date in the case of a conversion to, or a continuation of, Term SOFR Advances and (iii) 11:00 A.M. (New York City time) on the third Business Day in advance of the proposed conversion or continuation date in the case of a conversion to, or a continuation of, EURIBOR Advances, substantially in the form of Exhibit B hereto. A Notice of Conversion or Continuation shall specify (w) the requested conversion or continuation date (which shall be a Business Day), (x) the amount and Type of the Revolving Credit Advances to be converted or continued, (y) whether a conversion or continuation is requested, and (z) in the case of a conversion to, or a continuation of, Term SOFR Advances or EURIBOR Advances, the requested Interest Period. The relevant Term SOFR or EURIBO Rate for such Interest Period in the case of a conversion to, or a continuation of, Term SOFR Advances or EURIBOR Advances shall be determined in the manner provided in Section 2.02(a) as if such conversion or continuation is instead new Term SOFR Advances or EURIBOR Advances in such amount, on such date and for such Interest Period. If the Company fails to give a Notice of Conversion or Continuation with respect to an outstanding Revolving Credit Borrowing consisting of Term SOFR Advances as provided in clause (ii) above, the Company shall be deemed to have converted such Term SOFR Advances into Base Rate Advances in accordance with this Section 2.04 if such Revolving Credit Advances are outstanding after the last day of the Interest Period with respect thereto. If the Company fails to give a Notice of Conversion or Continuation with respect to an outstanding Revolving Credit Borrowing consisting of EURIBOR Advances as provided in clause (ii) above, the Company shall be deemed to have converted such EURIBOR Advances into a EURIBOR Advance with an Interest Period of one (1) month in accordance with this Section 2.04 if such Revolving Credit Advances are outstanding after the last day of the Interest Period with respect thereto.

AMENDED AND RESTATED FIVE YEAR CREDIT AGREEMENT

SECTION 2.05 Interest on Advances. (a) Each Borrower shall pay interest on the unpaid principal amount of each Revolving Credit Advance owing to each Lender from the date the proceeds of such Advance are made available to such Borrower until such principal amount shall be paid in full, at the following rates per annum:

(i) Base Rate Advances. If such Advance is a Base Rate Advance, a rate per annum equal to the Base Rate in effect from time to time plus the Applicable Base Rate Margin, payable in arrears quarterly on the last Business Day of each fiscal quarter during the period such Base Rate Advance remains outstanding and on the date such Base Rate Advance shall be paid in full;

(ii) Term SOFR Advances. If such Advance is a Term SOFR Advance, a rate per annum equal at all times during the Interest Period for such Advance to the sum of Term SOFR for such Interest Period plus the Applicable Term SOFR Margin for such Interest Period, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day which occurs during such Interest Period every three months from the first day of such Interest Period; and

(iii) EURIBOR Advances. If such Advance is a EURIBOR Advance, a rate per annum equal at all times during the Interest Period for such Advance to the sum of the EURIBO Rate for such Interest Period plus the Applicable EURIBOR Margin for such Interest Period, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day which occurs during such Interest Period every three months from the first day of such Interest Period; and

(iv) SONIA Advances. If such Advance is a SONIA Advance, a rate per annum equal to SONIA in effect from time to time plus the Applicable EURIBOR Margin, payable in arrears monthly on the last Business Day of each fiscal month during the period such SONIA Advance remains outstanding and on the date such SONIA Advance shall be paid in full.

(b) Each Borrower shall pay interest on the unpaid principal amount of each Swing Line Advance made to it at the Overnight Rate plus the Applicable EURIBOR Margin, with such interest to be due and payable on the maturity date for such Swing Line Advance. For the period from the date of such Swing Line Borrowing and ending on the date the Lenders fund their participations in such Swing Line Advance in accordance with Section 2.16(e), such interest shall be for the sole account of the Swing Line Lenders.

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(c) Default Rate. In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the outstanding principal amount of all Advances and, to the extent permitted by law, overdue interest in respect of all Advances, shall bear interest at a rate per annum equal to the sum of two percent (2%) plus the interest rate otherwise applicable hereunder to such principal amount in effect from time to time. In the event that, and for so long as, any Default under Section 6.01(a) shall have occurred and be continuing, the outstanding principal amount of the Advance with respect to which such Default has occurred and is continuing shall bear interest at a rate per annum equal to the sum of two percent (2%) plus the interest rate otherwise applicable hereunder to such principal amount in effect from time to time.

SECTION 2.06 Additional Interest on EURIBOR Advances. Each Borrower shall pay to each Lender, during each period as such Lender shall be required under regulations of the Federal Reserve Board to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal amount of each EURIBOR Advance of such Lender outstanding during such period, from the later of the date such reserves are required and the making of such Advance until the earlier of the date such reserves are no longer required and such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the EURIBO Rate for the Interest Period applicable to such Advance from (ii) the rate obtained by dividing such EURIBO Rate by a percentage equal to 100% minus the average Eurocurrency Rate Reserve Percentage of such Lender during such period, payable on each date on which interest is payable on such Advance. Such Lender shall determine the amount of such additional interest, if any, and promptly notify the relevant Borrower through the Administrative Agent of the amount thereof.

SECTION 2.07 Repayment; Prepayment of Advances; Etc.

(a) Repayment. (i) Revolving Credit Advances. Each Borrower shall repay to the Administrative Agent for the ratable account of each Lender on the Termination Date applicable to such Lender the aggregate principal amount of the Revolving Credit Advances owing to such Lenders then outstanding.

(ii) Swing Line Advances. Each Borrower shall repay to the Sub-Agent, for the ratable account of each Swing Line Lender and each Lender that has funded its participation in a Swing Line Advance, the aggregate outstanding principal amount of such Swing Line Advance made to such Borrower and owing to such Lender on the earlier of (i) the Termination Date and (ii) seven Business Days after such Swing Line Advance is made.

(b) Prepayment of Advances. No Borrower shall have the right to prepay any principal amount of any Advances other than as provided in this Section 2.07.

(c) (i) Optional. Any Borrower may, upon notice no later than (A) 11:00 A.M. (New York City time) on the second U.S. Government Securities Business Day before the prepayment of Term SOFR Advances, (B) 11:00 A.M. (New York City time) on the second Business Day before the prepayment of EURIBOR Advances, (C) 11:00 A.M. (New York City time) on the day of the prepayment in the case of Base Rate Advances, (D) 11:00 A.M. (New York City time) on the third Business Day before the prepayment of SONIA Advances and (E) 11:00 A.M. (London time) on the day of the prepayment in the case of Swing Line Advances, in each case to the Administrative Agent (and, in the case of a prepayment related to a Swing Line Advance, to the Sub-Agent) and stating the proposed date and principal amount of the

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prepayment, and if such notice is given such Borrower shall, prepay the outstanding principal amount of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that each partial prepayment shall be in the aggregate principal amount of at least $5,000,000 or a larger whole multiple of $1,000,000 (or, in the case of Advances denominated in an Alternate Currency, the Foreign Currency Equivalent thereof in such Alternate Currency, rounded to the nearest 1,000,000 units of such Alternate Currency) and, in the case of a payment or prepayment of a Term SOFR Advance or EURIBOR Advance other than on the last day of the Interest Period for such Advance as provided herein, shall have the consequences set forth in Section 8.04 (b).

(ii) Change of Control. The Company shall notify the Administrative Agent immediately upon becoming aware of any Change of Control. Upon receipt of such notice and for a period of 90 days thereafter, the Required Lenders shall be entitled, by written notice to the Company received within such period, to terminate the Commitments in whole and require the Company and any other Borrower to prepay all outstanding Advances within 5 Business Days of its receipt of such notice, together with any accrued and unpaid interest thereon to the date of such prepayment and any other amounts due hereunder. Notwithstanding any other provision contained herein, a Change of Control shall not, in and of itself, constitute a Default hereunder.

(d) Alternate Currency Revaluation. (i) If at any time by reason of fluctuations in foreign exchange rates the aggregate outstanding principal amount of all Advances (for which purpose the amount of any Advance that is denominated in an Alternate Currency shall be deemed to be the Dollar Equivalent thereof as of the date of determination) exceeds 105% of the aggregate amount of the Revolving Credit Commitments at such time, the Administrative Agent shall use all reasonable efforts to give prompt written notice thereof to the Company, specifying the amount to be prepaid under this clause (i), and the Company shall, within five Business Days of the date of such notice, prepay the Advances, or cause Advances to be prepaid, in an amount so that after giving effect thereto the aggregate outstanding principal amount of the Advances (determined as aforesaid) does not exceed the aggregate amount of the Revolving Credit Commitments; provided that any such payment shall be accompanied by any amounts payable under Section 8.04(b). The determination of which Advances to prepay hereunder shall be at the sole option of the Company. The determinations of the Administrative Agent hereunder shall be conclusive and binding on the Borrowers in the absence of manifest error.

(ii) In addition, if on the last day of any Interest Period the aggregate outstanding principal amount of the Advances (for which purpose the amount of any Advance that is denominated in an Alternate Currency shall be deemed to be the Dollar Equivalent thereof as of the date of determination), would exceed 100% of the aggregate amount of the Revolving Credit Commitments, the Administrative Agent shall use all reasonable efforts to give prompt written notice thereof to the Company, specifying the amount to be prepaid under this clause (ii), and the Company shall, within five Business Days of the date of such notice, prepay the Advances, or cause Advances to be prepaid, or reduce the requested Advances in such amounts that after giving effect to such action the aggregate outstanding principal amount of the Advances does not exceed the aggregate amount of the Revolving Credit Commitments;

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provided that any such payment shall be accompanied by any amounts payable under Section 8.04(b). The determination of which Advances to prepay hereunder shall be at the sole option of the Company. The determinations of the Administrative Agent hereunder shall be conclusive and binding on the Borrowers in the absence of manifest error.

SECTION 2.08 Increased Costs. (a) Changes in Law, Etc. If, due to (i) the introduction of or any change in or in the official interpretation of any law or regulation on or after the date of this Agreement, or (ii) the compliance with any guideline or request not applicable on the date of this Agreement from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding, continuing, converting into or maintaining Term SOFR Advances or EURIBOR Advances, then upon demand by such Lender received by the Company (with a copy of such demand to the Administrative Agent) accompanied by the certificate described in the next sentence, pay, or cause to be paid, to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost, such amounts to be due and payable within two Business Days of such Lender’s invoice therefor. A certificate as to the amount of such increased cost, submitted to the Company and the Administrative Agent by such Lender, shall be conclusive and binding on the Borrowers for all purposes, absent manifest error.

(b) Capital Adequacy. If, due to (i) the introduction of or any change in or in the official interpretation of any law or regulation on or after the date of this Agreement, or (ii) the compliance with any guideline or request not applicable on the date of this Agreement from any central bank or other Governmental Authority (whether or not having the force of law, any Lender determines that the amount of capital or liquidity required or expected to be maintained by such Lender or any corporation controlling such Lender has been or would be affected and that the amount of such capital or liquidity is increased by or based upon the existence of such Lender’s Advances or commitment to lend hereunder and other commitments of this type, then, upon demand by such Lender received by the Company within such time from the relevant change or introduction described above as is reasonably required in order to determine the effect thereof (with a copy of such demand to the Administrative Agent) accompanied by a certificate of such Lender as to the amounts demanded, the Company shall pay, or cause to be paid, to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation, as the case may be, to the extent that such Lender reasonably determines such increase in capital or liquidity to be allocable to the existence of such Lender’s Advances or commitment to lend hereunder, such amounts to be due and payable within two days of such Lender’s invoice therefor. A certificate as to such amounts submitted to the Company and the Administrative Agent by such Lender shall be conclusive and binding on the Borrowers for all purposes, absent manifest error.

(c) For the avoidance of doubt, subsections (a) and (b) of this Section above shall include any changes resulting from (x) requests, rules, guidelines or directives concerning capital adequacy issued in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, and in each case for both clauses (x) and (y), regardless of the date enacted, adopted, issued or implemented.

AMENDED AND RESTATED FIVE YEAR CREDIT AGREEMENT

SECTION 2.09 Payments and Computations. (a) Manner of Payment. Each Borrower shall make each payment hereunder without deduction, setoff or counterclaim not later than 11:00 A.M. (Local Time) on the day when due to the Administrative Agent at the Administrative Agent’s Account in the Principal Financial Center for the relevant Currency in same day funds. The Administrative Agent will promptly thereafter cause to be distributed like Currency and funds relating to the payment of principal or interest or commitment fees ratably (other than amounts payable pursuant to Section 2.02(d), 2.06, 2.08, 2.10 or 8.04(b)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon any Additional Commitment Lender becoming a Lender hereunder as a result of an extension of the Termination Date pursuant to Section 2.01(c), and upon the Administrative Agent’s receipt of such Lender’s Additional Commitment Agreement and recording of the information contained therein in the Register, from and after the Relevant Anniversary or Current Termination Date, as the case may be, the Administrative Agent shall make all payments hereunder issued in connection therewith in respect of the interest assumed thereby to the Additional Commitment Lender. Upon its acceptance of an Assignment and Assumption and recording of the information contained therein in the Register pursuant to Section 8.07(c), from and after the effective date specified in such Assignment and Assumption, the Administrative Agent shall make all payments hereunder in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Assumption (which shall not include any Borrower) shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves. The making by any Borrower of any payment to the Administrative Agent for the account of any Lender as herein provided shall pro tanto discharge the relevant obligation of such Borrower to such Lender.

(b) Setoff. If a Default or an Event of Default shall have occurred and be continuing, each Lender and its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other indebtedness at any time owing by such Lender or its Affiliates to any Borrower against any of and all the obligations of such Borrower now or hereafter existing under this Agreement, although such obligations may be unmatured. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

(c) Interest. All computations of interest based on (i) the Base Rate and SONIA shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and (ii) Term SOFR or the EURIBO Rate for Advances, the Overnight Rate or the Federal Funds Rate and all computations of interest pursuant to Section 2.06 shall be made by the Administrative Agent or the Sub-Agent, as the case may be, on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable. Each determination by the Administrative Agent or the Sub-Agent of an interest rate for any Advance hereunder shall be conclusive and binding for all purposes, absent manifest error.

AMENDED AND RESTATED FIVE YEAR CREDIT AGREEMENT

(d) Business Days. Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment fee, as the case may be; provided that if such extension would cause payment of interest on or principal of Term SOFR Advances or EURIBOR Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(e) Assumption of Payment. Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Lenders hereunder that such Borrower will not make such payment in full, the Administrative Agent may assume that such Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent such Borrower shall not have so made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate (if such Advance is denominated in Dollars) or at the cost of funds incurred by the Administrative Agent or the Sub-Agent, as applicable (if such Advance is denominated in an Alternate Currency).

(f) Rating Information. The Company will provide to the Administrative Agent promptly upon obtaining knowledge thereof, notice of any change in the rating assigned by S&P, Moody’s, or Fitch to the Company’s Long-Term Indebtedness and the date of such change, provided that the Company’s failure to provide any of the foregoing information shall be deemed not to be a Default or an Event of Default hereunder.

(g) Currency of Payments. All payments of principal of and interest on, and any amounts payable under Section 2.06 in respect of, an Advance that is denominated in a particular Currency shall be made in such Currency, and all other amounts payable under this Agreement (except as specified in Section 9.06) shall be paid in Dollars.

(h) With respect to any Term SOFR Advances or SONIA Advances, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.

AMENDED AND RESTATED FIVE YEAR CREDIT AGREEMENT

SECTION 2.10 Taxes. (a) General. Any and all payments by each Loan Party hereunder shall be made in accordance with Section 2.09, free and clear of and without deduction for any and all taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto (which are, with respect to payments by the Company only, and with respect to United States withholding tax, not in effect or not imposed on the date of this Agreement); excluding, in the case of each Lender and the Administrative Agent, taxes imposed on its income, and franchise taxes imposed on it by the jurisdiction under the laws of which such Lender or the Administrative Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each Lender, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction of such Lender’s Applicable Lending Office or any political subdivision thereof, and any U.S. federal withholding taxes imposed under FATCA (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”).

(b) Other Taxes. In addition, each Loan Party agrees to pay any stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement not in effect or not imposed on the date of this Agreement (hereinafter referred to as “Other Taxes”) upon notice from any Lender.

(c) Tax Indemnity. Each Loan Party will indemnify each Lender and the Administrative Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.10) paid by such Lender or the Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date such Lender or the Administrative Agent (as the case may be) makes written demand therefor.

(d) Receipt. Within 30 days after the date of any payment of Taxes, each Loan Party will furnish to the Administrative Agent, at its address referred to in Section 8.02, the original or a certified copy of a receipt evidencing payment thereof.

SECTION 2.11 [Reserved].

SECTION 2.12 Use of Proceeds of Advances. Each Borrower will use the proceeds of the Advances solely for general corporate purposes.

SECTION 2.13 Defaulting Lenders. (a) Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, the Administrative Agent shall deliver written notice to such effect upon obtaining knowledge of such event to the Company and such Defaulting Lender, and the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(i) any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of any Defaulting Lender under this Agreement (whether voluntary or mandatory, at maturity, pursuant to Article VI or otherwise) shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent

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hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Swing Line Lender hereunder; third, as the Company may request (so long as no Default or Event of Default exists), to the funding of any Advance in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender or Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to any Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Advance in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Advances were made at a time when the applicable conditions set forth in Article III were satisfied or waived, such payment shall be applied solely to pay the Advances of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of such Defaulting Lender and provided further that any amounts held as cash collateral for funding obligations of a Defaulting Lender shall be returned to such Defaulting Lender upon the termination of this Agreement and the satisfaction of such Defaulting Lender’s obligations hereunder. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.13 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(ii) all or any part of such Defaulting Lender’s participation in Swing Line Advances shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares thereof (calculated without regard to such Defaulting Lender’s Revolving Credit Commitment) but only to the extent that such reallocation does not cause such Non-Defaulting Lender’s aggregate principal amount of outstanding Revolving Credit Advances plus such Non-Defaulting Lender’s participation in Swing Line Advances to exceed such Non-Defaulting Lender’s Revolving Credit Commitment. Subject to Section 8.17, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation. To the extent that the reallocation described above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to it hereunder or under applicable law, prepay outstanding Swing Line Advances in an amount equal to the Swing Line Lenders’ Fronting Exposure.

(b) No Revolving Credit Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 2.13, performance by the Borrowers of their obligations shall not be excused or otherwise modified as a result of the operation of this Section 2.13. The rights and remedies against a Defaulting Lender under this Section 2.13 are in addition to any other rights and remedies which the Borrowers, the Administrative Agent or any Lender may have against such Defaulting Lender.

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(c) If the Company, each Swing Line Lender and the Administrative Agent agree in writing in their reasonable determination that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Revolving Credit Advances of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause such Revolving Credit Advances and funded and unfunded participations in Swing Line Advances to be held on a pro rata basis by the Lenders in accordance with their pro rata share, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

(d) New Swing Line Advances. So long as any Lender is a Defaulting Lender, no Swing Line Lender shall be required to fund any Swing Line Advances unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swing Line Advance.

SECTION 2.14 Borrowings by Designated Borrowers. (a) The Company may, at any time or from time to time, upon not less than 15 Business Days notice to the Administrative Agent and the Sub-Agent, designate one or more Subsidiaries organized in any of the jurisdictions listed on Schedule II or, subject to the final two paragraphs of this clause (a) below, any other jurisdiction, as Borrowers hereunder. Upon any such designation of a Subsidiary and the Administrative Agent’s receipt of each of the following (copies of which will be promptly furnished by the Administrative Agent to the Lenders), which shall be in form and substance reasonably satisfactory to the Administrative Agent, such Subsidiary shall be a Designated Borrower and a Borrower entitled to make Borrowings on and subject to the terms and conditions of this Agreement:

(i) Executed Counterparts. A designation letter (a “Designation Letter”) in duplicate, in substantially the form of Exhibit E, duly completed and executed by the Company and such Designated Borrower and delivered to the Administrative Agent at least ten Business Days before the date on which such Subsidiary is to become a Designated Borrower;

(ii) Opinion of Counsel to the Designated Borrower. A favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the date of the Designation Letter) of reputable counsel to such Designated Borrower (which may be internal counsel) in the relevant jurisdiction (and such Designated Borrower hereby and by delivery of such Designation Letter instruct such counsel to deliver such opinion to the Lenders and the Administrative Agent), as to the due organization of such Designated Borrower under the laws of its jurisdiction of organization, the due authorization, execution and delivery by such Designated Borrower of such Designation Letter and of the making of Borrowings by it hereunder, the obtaining of all licenses, approvals and consents of, and the making of all filings and registrations with, any applicable Governmental Authority required in connection therewith and the legality, validity and binding effect and enforceability thereof, and such other legal matters relating thereto as the Administrative Agent may reasonably request;

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(iii) Corporate Documents. Such documents and certificates as the Administrative Agent may reasonably request (including without limitation certified copies of the charter and by-laws of such Designated Borrower and of resolutions of its Board of Directors authorizing such Designated Borrower’s acceptance of the Company’s designation as a “Designated Borrower” and its becoming a Borrower under this Agreement, and of all documents evidencing all other necessary corporate or other action required with respect to such Designated Borrower becoming party to this Agreement;

(iv) Process Agent. Evidence that the Process Agent has agreed to act as agent for service of process in New York, New York on behalf of such Designated Borrower under the Loan Documents;

(v) Expenses. Evidence that such Designated Borrower or the Company shall have paid any and all expenses reasonably incurred by the Administrative Agent (including the reasonable fees and expenses of counsel to the Administrative Agent) in connection with its designation as a Designated Borrower;

(vi) Beneficial Ownership Certification. In the case of a Designated Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a duly executed and completed Beneficial Ownership Certification; and

(vii) Other Items. Such other documents relating thereto as the Administrative Agent or any Lender or special New York counsel to the Administrative Agent may reasonably request, including any documentation and other evidence which may be requested by the Administrative Agent or any Lender to comply with and/or administer any “know your customer” or other customer identification related policies and procedures required under applicable laws and regulations.

If the Company shall designate as a Designated Borrower hereunder any Subsidiary not organized under the laws of the United States or any State thereof, any Lender may, with notice to the Administrative Agent and the Company, fulfill its Commitment by causing an Affiliate or branch of such Lender to act as the Lender in respect of such Designated Borrower.

As soon as practicable after receiving notice from the Company or the Administrative Agent of the Company’s intent to designate a Subsidiary as a Designated Borrower, and in any event no later than five Business Days after the delivery of such notice, for a Designated Borrower that is organized under the laws of a jurisdiction other than of the United States or a political subdivision thereof or a jurisdiction listed on Schedule II, any Lender that (x) that is prohibited by law or by any bona fide policy from lending to, establishing credit for the account of and/or doing any business with such Designated Borrower directly or through an Affiliate of such Lender as provided in the immediately preceding paragraph or (y) reasonably

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determines that it would incur additional expenses (including taxes) by lending to such foreign Borrower (a “Protesting Lender”) shall so notify the Company and the Administrative Agent in writing. With respect to each Protesting Lender, the Company shall, effective on or before the date that such Designated Borrower shall have the right to borrow hereunder, either (A) notify the Administrative Agent and such Protesting Lender that the Commitments of such Protesting Lender shall be terminated; provided that such Protesting Lender shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, or (B) cancel its request to designate such Subsidiary as a “Designated Borrower” hereunder.

(b) So long as all principal of and interest on all Advances made to any Designated Borrower and all other amounts payable by such Designated Borrower under this Agreement and the other Loan Documents have been paid in full, the Company may terminate the status of such Designated Borrower as a Borrower hereunder by furnishing to the Administrative Agent and the Sub-Agent a letter (a “Termination Letter”) in substantially the form of Exhibit F, duly completed and executed by the Company. Any Termination Letter furnished hereunder shall be effective upon receipt thereof by the Administrative Agent, which shall promptly so notify the Lenders. Notwithstanding the foregoing, the delivery of a Termination Letter with respect to any Designated Borrower shall not terminate (i) any obligation of such Borrower that remains unpaid at the time of such delivery (including without limitation any obligation arising thereafter in respect of such Borrower under Section 2.08 or Section 2.10) or (ii) the obligations of the Company under Article IX with respect to any unpaid obligations of such Borrower.

SECTION 2.15 [Reserved].

SECTION 2.16 The Swing Line Advances. (a) Subject to the terms and conditions set forth herein, each Swing Line Lender severally agrees to make a portion of the credit otherwise available from time to time to the Borrowers by making swing line advances (“Swing Line Advances”) on any Business Day during the period from the Effective Date until the Termination Date applicable to such Swing Line Lender to the Borrower requesting such extension of credit under subsection (b) of this Section 2.16. Such Swing Line Advances shall be denominated in Euros and, in the aggregate, shall not exceed (x) at any time outstanding (i) for each Swing Line Lender (1) such Swing Line Lender’s Swing Line Commitment then in effect and (2) when aggregated to such Swing Line Lender’s outstanding Revolving Credit Advances and such Swing Line Lender’s unfunded participations in Swing Line Advances made by any other Swing Line Lender, such Swing Line Lender’s Revolving Credit Commitment then in effect and (ii) for all Swing Line Advances, the amount of the Swing Line Sublimit or (y) at the time of such Swing Line Advance, the aggregate Unused Revolving Credit Commitments of the Lenders. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.16, prepay under Section 2.07, and reborrow under this Section 2.16. Immediately upon the making of a Swing Line Advance, each Lender shall be deemed to have purchased, and hereby irrevocably and unconditionally agrees to purchase, from the applicable Swing Line Lender a risk participation in such Swing Line Advance in an amount equal to such Lender’s Pro Rata Share of such Swing Line Advance.

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(b) Each Swing Line Advance shall be made on notice to the Sub-Agent, given not later than 11:00 A.M. (London time) on the Business Day on which the proposed Swing Line Advance is to be made. Such notice requirement shall be satisfied by the delivery of a Notice of Borrowing for such Swing Line Advance by email, confirmed promptly by telephone and such notice shall specify therein (A) the requested date of such Swing Line Advance (which shall be a Business Day), (B) the requested aggregate amount of Swing Line Advances being requested by such Borrower and (C) the requested account with the Sub-Agent to which the proceeds of the requested Swing Line Advance are to be transferred. The Sub-Agent will promptly advise the Swing Line Lenders of any such notice received from a Borrower. Each Swing Line Lender shall make its ratable portion of the requested Swing Line Advance (such ratable portion to be calculated based upon such Swing Line Lender’s Swing Line Commitment to the total Swing Line Commitments of all of the Swing Line Lenders) available for the account of its Applicable Lending Office to the Sub-Agent at the account designated by the Sub-Agent, in same day funds, before 1:00 P.M. (London time) on the date a Borrower has requested such Swing Line Advance. After the Sub-Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Section 3.02, the Sub-Agent will make such funds available to such Borrower by transferring the amount thereof to the account designated by such Borrower for such purpose on the date specified in such Notice of Borrowing.

(c) The failure of any Swing Line Lender to make the Swing Line Advance to be made by it as part of any Swing Line Borrowing shall not relieve any other Swing Line Lender of its obligation, if any, hereunder to make its Swing Line Advance on the date of such Swing Line Borrowing, but no Swing Line Lender shall be responsible for the failure of any other Swing Line Lender to make the Swing Line Advance to be made by such other Lender on the date of any Swing Line Borrowing.

(d) Upon written demand by a Swing Line Lender, with a copy of such demand to the Administrative Agent, each other Lender will purchase from such Swing Line Lender, and such Swing Line Lender shall sell and assign to each such other Lender, such other Lender’s Pro Rata Share of such outstanding Swing Line Advance, by making available for the account of its Applicable Lending Office to the Administrative Agent for the account of such Swing Line Lender, by deposit to the Administrative Agent’s Account, in same day funds, an amount equal to the portion of the outstanding principal amount of such Swing Line Advance to be purchased by such Lender. Each Borrower hereby agrees to each such sale and assignment. Each Lender hereby absolutely and unconditionally agrees, promptly upon receipt of such notice from the Administrative Agent, to purchase its Pro Rata Share of an outstanding Swing Line Advance on the third Business Day after the date demand therefor. Each Lender acknowledges and agrees that its obligation to acquire participations in Swing Line Advances pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or Event of Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Upon any such assignment by any Swing Line Lender to any other Lender of a portion of a Swing Line Advance, such Swing Line Lender represents and warrants to such other Lender that such Swing Line Lender is the legal and beneficial owner of such interest being assigned by it, but makes no other representation or warranty and assumes no responsibility with respect to such Swing Line Advance, this Agreement or the Borrowers. If and to the extent that any Lender shall not have so made the

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amount of such Swing Line Advance available to the Administrative Agent, such Lender agrees to pay to the Administrative Agent forthwith on demand such amount together with interest thereon, for each day from the date such Lender is required to have made such amount available to the Administrative Agent until the date such amount is paid to the Administrative Agent, at the higher of the Overnight Rate and the cost of funds incurred by the Administrative Agent in respect of such amount, plus any administrative, processing or similar fees customarily charge by the Administrative Agent in connection with the foregoing. If such Lender shall pay to the Administrative Agent such amount for the account of such Swing Line Lender on any Business Day, such amount so paid in respect of principal shall constitute a Swing Line Advance made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Swing Line Advance made by such Swing Line Lender shall be reduced by such amount on such Business Day.

(e) At any time after any Lender has funded a risk participation in a Swing Line Advance, if any Swing Line Lender receives any payment on account of such Swing Line Advance, such Swing Line Lender will promptly distribute to such Lender its ratable share thereof in the same funds as those received by such Swing Line Lender.

SECTION 2.17 Benchmark Replacement Setting .

(a) Benchmark Replacement. Notwithstanding anything to the contrary herein, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of any Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a monthly basis.

(b) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of any Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

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(c) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Company and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. For the avoidance of doubt, any notice required to be delivered by the Administrative Agent as set forth in this Section 2.17 may be provided, at the option of the Administrative Agent (in its sole discretion), in one or more notices and may be delivered together with, or as part of any amendment which implements any Benchmark Replacement or Conforming Changes. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.17.

(d) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if any then-current Benchmark is a term rate (including the Term SOFR Reference Rate or the EURIBO Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e) Benchmark Unavailability Period. Upon the Company’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a given Benchmark, (i) the Borrowers may revoke any pending request for a Borrowing of, conversion to or continuation of Term SOFR Advances, or a Borrowing of, conversion to or continuation of EURIBOR Advances, in each case, to be made, converted or continued during any Benchmark Unavailability Period denominated in the applicable Currency and, failing that, (A) in the case of any request for any affected Term SOFR Borrowing, if applicable, the applicable Borrower will be deemed to have converted any such request into a request for a Borrowing or conversion to Base Rate Advances in the amount specified therein and (B) in the case of any request for any affected EURIBOR Borrowing, if applicable, then such request shall be ineffective and (ii)(A) any outstanding affected Term SOFR Advances, if applicable, will be deemed to have been converted into Base Rate Advances at the end of the applicable Interest Period and (B) any outstanding affected EURIBOR Advances, at the applicable Borrower’s election, shall either (I) be converted into Base Rate Advances denominated in Dollars (in an amount equal to the Dollar Equivalent of such Alternate Currency) immediately or, in the case of EURIBOR Advances, at the end of the applicable Interest Period or (II) be prepaid in full immediately or, in the case of

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EURIBOR Advances, at the end of the applicable Interest Period; provided that, with respect to any EURIBOR Advance, if no election is made by the applicable Borrower by the earlier of (x) the date that is three Business Days after receipt by the Company of such notice and (y) the last day of the current Interest Period for the applicable EURIBOR Advance, such Borrower shall be deemed to have elected clause (I) above. Upon any such prepayment or conversion, the applicable Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 8.04(b). During a Benchmark Unavailability Period with respect to any Benchmark or at any time that a tenor for any then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark that is the subject of such Benchmark Unavailability Period or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate.

ARTICLE III

CONDITIONS TO EFFECTIVENESS AND LENDING

SECTION 3.01 Condition Precedent to Amendment and Restatement. This amendment and restatement of the Existing Credit Agreement shall become effective as of the date (the “Effective Date”), which shall be on or before June 28, 2024, as of which the Administrative Agent shall confirm to the Company that it has received the following, each dated such day, in form and substance satisfactory to the Administrative Agent and in sufficient copies for each Lender:

(a) Executed Counterparts. From each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page to this Agreement) that such party has signed a counterpart of this Agreement;

(b) Authority and Approvals. Certified copies of the resolutions of the Board of Directors of the Company (or equivalent documents) authorizing and approving this Agreement, the other Loan Documents to which it is a party and the transactions contemplated hereby and thereby and certified copies of all documents evidencing all necessary corporate action and all other necessary action (corporate, partnership or otherwise) and governmental approvals, if any, with respect to this Agreement and the other Loan Documents to which it is a party;

(c) Secretary’s or Assistant Secretary’s Certificate. A certificate of the Secretary or an Assistant Secretary of the Company, dated the Effective Date, certifying the names and true signatures of the officers of the Company authorized to execute and deliver this Agreement and the other documents to which it is a party and to be delivered hereunder;

(d) Legal Opinions. An opinion of Brown Rudnick, LLP, as special counsel to the Company, dated the Effective Date, substantially in the form of Exhibit C-1 hereto and an opinion of special New York counsel to the Administrative Agent, dated the Effective Date, substantially in the form of Exhibit C-2 hereto;

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(e) Closing Certificate. A certificate of a senior financial officer of the Company, dated the Effective Date, certifying that the representations and warranties set forth in Article IV are true on such date as if made on and as of such date and that no Default or Event of Default has occurred and is continuing on such date;

(f) Fees and Expenses. Evidence satisfactory to the Administrative Agent that the Company shall have paid to the Administrative Agent (i) for account of the Lenders such up-front fees in connection with the execution of this Agreement as the Company and the Administrative Agent shall have agreed upon and (ii) all accrued and unpaid amounts under the Existing Credit Agreement;

(g) Payment of Amounts Under Existing Credit Agreement. Evidence satisfactory to the Administrative Agent that all amounts outstanding under the Existing Credit Agreement have been, or concurrently with the Effective Date hereunder shall be, paid in full; and

(h) Know Your Customer. Such other documentation and other evidence which may be requested by the Administrative Agent or any Lender necessary to comply with and/or administer any “know your customer” or other customer identification related policies and procedures required under applicable laws and regulations.

SECTION 3.02 Conditions Precedent to Each Advance. The obligation of each Lender to make each Advance (including the initial Advance) as part of a Borrowing (other than a Swing Line Advance in which a participation is funded by a Lender pursuant to Section 2.16(d)) shall be subject to the further conditions precedent that on the date of such Borrowing the following statements shall be true (and each of the giving of the applicable Notice of Borrowing and the acceptance by the relevant Borrower of the proceeds of such Advance shall constitute a representation and warranty by such Borrower that on the date of such Advance the following statements shall be true): (x) the representations and warranties contained in Section 4.01 (other than the Excluded Representation) and, to the extent applicable, in the Designation Letter of such Borrower are correct in all material respects (other than any representation or warranty qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) on and as of the date of such Borrowing, before and after giving effect to such Borrowing and to the application of the proceeds therefrom, as though made on and as of such date (it being understood and agreed that any representation or warranty which expressly refers by its terms to a specified date shall be required to be true and correct in all material respects (other than any representation or warranty qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) only as of such date), and (y) no event has occurred and is continuing, or would result from such Borrowing or from the application of the proceeds therefrom, that would constitute a Default or an Event of Default.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01 Representations and Warranties of the Company. The Company represents and warrants as follows:

(a) Corporate Existence. The Company is a corporation duly organized and validly existing under the laws of the State of Connecticut.

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(b) Corporate Authorization, Etc. The execution, delivery and performance by the Company of this Agreement are within the Company’s corporate powers, have been duly authorized by all necessary corporate action and do not contravene (i) the charter or bylaws of the Company or (ii) any law or contractual restriction binding on or affecting the Company or any of its Subsidiaries.

(c) No Approvals. No authorization, approval or action by, and no notice to or filing with, any Governmental Authority or regulatory body is required for the due execution, delivery and performance by the Company of this Agreement.

(d) Enforceability. This Agreement is the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

(e) Financial Information. The consolidated balance sheet of the Company and its Consolidated Subsidiaries as of December 30, 2023, and the related statements of income and retained earnings of the Company and its Consolidated Subsidiaries for the fiscal year then ended, copies of which have been furnished to the Lenders, fairly present in all material respects the financial condition of the Company and its Consolidated Subsidiaries as of such date and the results of the operations of the Company and its Consolidated Subsidiaries for the period ended on such date, all in accordance with GAAP consistently applied.

(f) No Litigation. Except as disclosed in the reports, schedules, forms, statements and other documents filed or furnished by the Company with the Securities Exchange Commission since December 30, 2023, filed on or prior to the date five days prior to the date hereof, there is no pending or (to the best of the Company’s knowledge) threatened action or proceeding against the Company or any of its Subsidiaries or relating to any of their respective properties before any court, governmental agency or arbitrator, which could reasonably be expected to have a Material Adverse Effect or which purports to affect the legality, validity or enforceability of this Agreement.

(g) No Material Adverse Effect. Except as disclosed in the reports, schedules, forms, statements and other documents filed or furnished by the Company with the Securities Exchange Commission since December 30, 2023, filed on or prior to the date five days prior to the date hereof, there has been no event, act or condition which has had a Material Adverse Effect.

(h) Environmental Matters. Except as disclosed in the reports, schedules, forms, statements and other documents filed or furnished by the Company with the Securities Exchange Commission since December 30, 2023, filed on or prior to the date five days prior to the date hereof, neither the Company nor any of its Subsidiaries has received notice or otherwise obtained knowledge of any claim, demand, action, event, condition, report or investigation indicating or concerning any potential or actual liability which could reasonably be expected to, individually or in the aggregate, have a Material

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Adverse Effect arising in connection with (i) any non-compliance with or violation of the requirements of any applicable federal, state or local environmental health or safety statutes or regulations, or (ii) the release or threatened release of any toxic or hazardous waste, substance or constituent into the environment.

(i) Investment Company. The Company is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(j) Disclosure. The information furnished in writing by or on behalf of any Loan Party to the Lenders in connection with the negotiation, execution and delivery of this Agreement or any other Loan Document does not contain any material misstatements of fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

(k) No Defaults. The Company (i) is not in default under or with respect to this Agreement, and (ii) is not in default under or with respect to any other agreement, instrument or undertaking to which it is a party or by which it or any of its property is bound in any respect which could reasonably be expected to result in a Material Adverse Effect.

(l) Use of Proceeds, Etc. All proceeds of each Advance will be used by each Borrower only in accordance with the provisions of Section 2.12. No Borrower is or will be engaged in the business of extending credit for the purpose of buying or carrying Margin Stock and no proceeds of any Advance will be used to extend credit to others for the purpose of buying or carrying any Margin Stock. Neither the making of any Advance nor the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulations U or X issued by the Board of Governors of the Federal Reserve System.

(m) Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions. The Company has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions, and the Company, its Subsidiaries, their respective officers and employees and, to the knowledge of the Company, their directors and agents, are in compliance with Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions in all material respects. None of (a) the Company, any Subsidiary or to the knowledge of the Company or such Subsidiary any of their respective directors, officers or employees, or (b) to the knowledge of the Company, any agent of any Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing, use of proceeds or other transaction contemplated by this Agreement will, directly or indirectly, be used (x) to fund any activities or business of or with a Sanctioned Person or in any Sanctioned Country, except to the extent permissible for a Person in compliance with Sanctions or (y) in any other manner in violation of any Anti-Corruption Law, any Anti-Money Laundering Law or applicable Sanctions.

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(n) Affected Financial Institution. No Borrower is an Affected Financial Institution.

ARTICLE V

COVENANTS OF THE COMPANY

SECTION 5.01 Affirmative Covenants. So long as any Advance or any other amount owing hereunder shall remain unpaid or any Lender shall have any Commitment hereunder:

(a) Financial Information. The Company will furnish to the Lenders:

(i) Quarterly Financial Statements. Within 50 days after the close of each quarterly accounting period in each fiscal year of the Company, the consolidated balance sheet of the Company and its Consolidated Subsidiaries as at the end of such quarterly period and the related consolidated statement of income, retained earnings and cash flows for such quarterly period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, in each case setting forth comparative figures for the related periods in the prior fiscal year.

(ii) Annual Financial Statements. Within 95 days after the close of each fiscal year of the Company, the consolidated balance sheet of the Company and its Consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statement of income, retained earnings and cash flows for such fiscal year, setting forth comparative figures for the preceding fiscal year and reported on without qualification by independent certified public accountants of recognized national standing, in each case together with a report of such accounting firm stating that in the course of its regular audit of the consolidated financial statements of the Company, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge of any Default or Event of Default relating to accounting matters (including, without limitation, in respect of Section 5.01(f)), or if in the opinion of such accounting firm such a Default or an Event of Default has occurred and is continuing, a statement as to the nature thereof.

(iii) Officer’s Certificates. At the time of the delivery of the financial statements under clauses (i) and (ii) above, a certificate of a senior financial officer of the Company which certifies (x) that such financial statements fairly present the financial condition and the results of operations of the Company and its Consolidated Subsidiaries on the dates and for the periods indicated, and (y) that such officer has reviewed the terms of this Agreement and has made, or caused to be made under his or her supervision, a review in reasonable detail of the business and condition of the Company and its Consolidated Subsidiaries during the accounting period covered by such financial statements, and that as a result of such review such officer has concluded that no Default or Event of

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Default has occurred during the period commencing at the beginning of the accounting period covered by the financial statements accompanied by such certificate and ending on the date of such certificate or, if any Default or Event of Default has occurred, specifying the nature and extent thereof and, if continuing, the action the Company proposes to take in respect thereof. Such certificate shall set forth in reasonable detail the calculations required to establish whether the Company was in compliance with the provisions of Section 5.01(f) for the twelve-month period ending as at the end of the accounting period covered by the financial statements accompanied by such certificate.

(iv) Notice of Default or Litigation. Promptly after any Loan Party obtains knowledge thereof, notice of (i) the occurrence of any Default or Event of Default, or (ii) any litigation or governmental proceeding pending or threatened against any Loan Party or other event, act or condition which could reasonably be expected to result in a Material Adverse Effect.

(v) SEC Filings. Promptly upon transmission thereof, copies of all regular and periodic financial information, proxy materials and other information and reports, if any, which the Company shall file with the Securities and Exchange Commission or any governmental agencies substituted therefor or which the Company shall send to its stockholders.

(vi) Other Information. From time to time, and as soon as reasonably practicable, such other information or documents (financial or otherwise) as any Lender through the Administrative Agent may from time to time reasonably request.

Reports and financial statements required to be delivered by the Company pursuant clauses (i), (ii) and (v) of this Section 5.01 (a) shall be deemed to have been delivered on the date on which it posts such reports, or reports containing such financial statements, on its website on the Internet at www.stanleyblackanddecker.com, or when such reports, or reports containing such financial statements are posted on the website of the Securities and Exchange Commission at www.sec.gov; provided that it shall deliver such paper copies of the reports and financial statements referred to in Clauses (i), (ii) and (v) of this Section 5.01(a) to the Administrative Agent or any Lender who request it to deliver such paper copies until written notice to cease delivering paper copies is given by the Administrative Agent or such Lender.

(b) Compliance with Law. The Company shall, and shall cause each of its Subsidiaries to, comply with all applicable laws, rules, statutes, regulations, decrees and orders of all governmental bodies, domestic or foreign, in respect of the conduct of their business and the ownership of their property, except such non-compliance as could not reasonably be expected to result in a Material Adverse Effect at the time of such non-compliance or in the foreseeable future. The Company shall maintain in effect and enforce policies and procedures reasonably designed to promote compliance by the

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Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions.

(c) Payment of Taxes. The Company shall pay or cause to be paid, and shall cause each of its Subsidiaries to pay or cause to be paid, when due, all taxes, charges and assessments and all other lawful claims required to be paid by the Company or such Subsidiaries, except (x) as contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves have been established with respect thereto in accordance with GAAP and (y) where such nonpayment could not reasonably be expected to result in a Material Adverse Effect.

(d) Preservation of Corporate Existence. Except as otherwise permitted by this Agreement, the Company shall, and shall cause each of its Subsidiaries to, do all things necessary to preserve, renew and keep in full force and effect its corporate existence (in the case of any Borrower, in a United States jurisdiction or a jurisdiction listed in Schedule II) and the licenses, permits, rights and franchises necessary to the proper conduct of its business, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries will engage in any business if, as a result, the general nature of the business, taken on a consolidated basis, which would then be engaged in by the Company and its Subsidiaries would be substantially changed from the general nature of the business engaged in by the Company and its Subsidiaries on the date of this Agreement.

(e) Maintenance of Books and Records. The Company will maintain financial records in accordance with GAAP, consistently applied. The representatives of the Administrative Agent or any of the Lenders shall have the right to visit and inspect any of the properties of the Company and of any of its Subsidiaries, to examine their books of account and records and take notes and make transcripts therefrom, and to discuss their affairs, finances and accounts with, and be advised as to the same by, their officers upon reasonable prior notice at such reasonable times and intervals as may be requested (subject to the standard policies of the Company and its Subsidiaries as to access, safety and, without prejudice to the reasonable requirements of lending institutions and their regulatory supervisors, confidentiality).

(f) Interest Coverage Ratio. The Company shall maintain, for each period of four consecutive fiscal quarters of the Company an Interest Coverage Ratio of not less than 3.50 to 1.00, provided that the Company shall only be required to maintain an Interest Coverage Ratio of not less than (i) 1.50 to 1.00 for any period of four consecutive fiscal quarters ending on or before the end of the Company’s second fiscal quarter of 2024, (ii) 2.50 to 1.00 for any period of four consecutive fiscal quarters ending after the Company’s second fiscal quarter of 2024 through and including the Company’s second fiscal quarter of 2025 and (iii) 3.50 to 1 thereafter.

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SECTION 5.02 Negative Covenants. So long as any Advance or any other amount owing hereunder shall remain unpaid or any Lender shall have any Commitment hereunder:

(a) No Liens. The Company shall not, and shall not permit any of its Subsidiaries to, create, incur, assume or suffer to exist, directly or indirectly, any Lien on any Principal Property now owned or hereafter acquired (unless the Company secures the Advances made hereunder equally and ratably with such Lien), other than:

(i) Liens existing and disclosed to the Lenders in writing prior to the date hereof;

(ii) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP;

(iii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law created in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate bonds have been posted;

(iv) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(v) easements, rights-of-way, zoning and similar restrictions and other similar charges or encumbrances not interfering with the ordinary conduct of the business of the Company or any of its Subsidiaries and which do not detract materially from the value of the property to which they attach or impair materially the use thereof by the Company or any of its Subsidiaries;

(vi) Liens on property of any Person existing at the time such Person becomes a Subsidiary of the Company and not created in contemplation thereof;

(vii) Liens securing Indebtedness owed by a Subsidiary of the Company to the Company or another Subsidiary of the Company;

(viii) any Lien arising solely by operation of law in the ordinary course of business or which is contained in a contract for the purchase or sale of goods or services entered into in the ordinary course of business;

(ix) Liens on any property existing at the time of acquisition but only if the amount of outstanding Indebtedness secured thereby does not exceed the lesser of the fair market value or the purchase price of the property as purchased;

(x) any Lien securing the purchase price of revenues or assets purchased after the date hereof or the cost of repairing or altering, constructing, developing or substantially improving all or any part of such revenues or assets;

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provided that such Lien attaches only to such revenues or assets (including any improvements) and the Indebtedness thereby secured does not exceed the lesser of the fair market value or the purchase price of the revenues or assets (including any improvements) as purchased;

(xi) any other Liens on Principal Properties securing Indebtedness which in the aggregate, together with Attributable Debt, does not exceed 10% of Consolidated Net Worth at any time outstanding; and

(xii) any extension, renewal or replacement of any of the Liens referred to above; provided that the Indebtedness secured by any such extension, renewal or replacement does not exceed the sum of the principal amount of the Indebtedness originally secured thereby and any fee incurred in connection with such transaction.

(b) Merger, Etc. The Company shall not (i) enter into any merger or consolidation, or liquidate, wind up or dissolve (or suffer any liquidation, wind-up or dissolution), discontinue its business or convey, lease, sell, transfer or otherwise dispose of, in one transaction or series of transactions, all or substantially all of its business or property, whether now or hereafter acquired, or (ii) permit any of its Subsidiaries to do so, if such action could reasonably be expected to have a Material Adverse Effect, except that (1) any wholly-owned Subsidiary of the Company may merge into or convey, sell, lease or transfer all or substantially all of its assets to, the Company or any other wholly-owned Subsidiary of the Company and (2) the Company or any of its Subsidiaries may enter into any merger or consolidation so long as in the case of a transaction involving the Company, the Company, or in the case of any other transaction, a Subsidiary of the Company, is the surviving entity in such transaction and, after giving effect thereto, no Default or Event of Default shall have occurred or be continuing.

(c) Sale-Leasebacks. The Company shall not, and shall not permit any of its Subsidiaries to, become liable, directly or indirectly, with respect to any lease, whether an operating lease or a Capital Lease, of any property (whether real or personal or mixed) whether now owned or hereafter acquired, (i) which the Company or such Subsidiary has sold or transferred or is to sell or transfer to any other Person, or (ii) which the Company or such Subsidiary intends to use for substantially the same purposes as any other property which has been or is to be sold or transferred by the Company or such Subsidiary to any other Person in connection with such lease. Notwithstanding the foregoing, the Company and its Subsidiaries shall be permitted to become liable with respect to the leases described above so long as all Attributable Debt, together with the Liens described in Section 5.02(a)(xi), does not exceed 10% of Consolidated Net Worth at any time outstanding.

(d) Use of Proceeds. No Borrower will request any Borrowing, or use, or permit its Subsidiaries and its or their respective directors, officers, employees and agents to use, the proceeds of any Borrowing (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent permissible for a Person in compliance with Sanctions, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

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ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01 Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a) Any Borrower shall fail to pay when due (or, if any such failure is due solely to technical or administrative difficulties relating to the transfer of such amounts, within two Business Days after its due date) any principal of any Advance; or any Borrower shall fail to pay when due any interest on any Advance payable by it hereunder and five (5) days shall have elapsed from the date such interest was due; or with respect to the fees or any other amount payable by it hereunder, any Borrower shall fail to pay any such fee or other amount when due and two Business Days shall have elapsed from the Company’s receipt of notice of such nonpayment from the Administrative Agent or any Lender; or

(b) Any representation or warranty made by any Loan Party herein or pursuant to this Agreement or any other Loan Document (including without limitation in any certificate of such Loan Party delivered pursuant hereto) shall prove to have been incorrect in any material respect when made or deemed made; or

(c) The Company or any other Loan Party, as applicable, shall fail to perform any term, covenant or agreement contained in Section 5.01(a)(iv), the first sentence of 5.01(d), 5.01(f) or 5.02 on its part to be performed or observed; or

(d) Any Loan Party shall fail to perform any term, covenant or agreement contained in this Agreement (except those described in clauses (a) and (c) above) and such failure shall continue for 30 days; or

(e) A court having jurisdiction in the premises shall enter a decree or order for relief in respect of any Loan Party or any Principal Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar official of such Loan Party or such Principal Subsidiary or for any substantial part of its property, or ordering the winding up or liquidation of its affairs and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or

(f) Any Loan Party or any Principal Subsidiary shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall consent to the entry of any order for relief in an involuntary case under any such law, or shall consent to the appointment of or taking possession by a receiver,

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liquidator, assignee, trustee, sequestrator or other similar official of such Loan Party or such Principal Subsidiary or for any substantial part of its property, or shall make any general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action in furtherance of any of the foregoing; or

(g) (A) Any Loan Party or any Principal Subsidiary shall fail to make any payment in respect of Indebtedness when due (whether by scheduled maturity, required prepayment, acceleration or otherwise, but after giving effect to any applicable grace period ) if the aggregate amount of such payment is $125,000,000 or more, or (B) any breach, default or event of default shall occur and be continuing (and applicable grace and notice periods shall have expired) under any agreement or indenture relating to any Indebtedness of such Loan Party or such Principal Subsidiary in an aggregate amount of $125,000,000 or more, and, except in the case of financial covenant defaults, the maturity of any such Indebtedness has been accelerated in accordance with the terms thereof; or

(h) (A) Any Termination Event shall occur, or (B) any Plan shall have an unfunded liability, which means the excess, if any, of a Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan’s assets, determined in accordance with the assumptions used for funding that Plan pursuant to Section 412 of the Internal Revenue Code for the applicable plan year, or (C) the Company or any member of its ERISA Controlled Group shall fail to pay when due an amount which it shall have become liable to pay to the PBGC, any Plan or a trust established under Title IV of ERISA, or (D) a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that an ERISA Plan must be terminated or have a trustee appointed to administer any ERISA Plan, or (E) the Company or a member of its ERISA Controlled Group suffers a partial or complete withdrawal from a Multiemployer Plan or is in “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan, or (F) a proceeding shall be instituted against the Company or any member of its ERISA Controlled Group to enforce Section 515 of ERISA, or (G) any other event or condition shall occur or exist with respect to any Plan, if such events, transactions or conditions set forth in clauses (A) through (G) above could singly or in the aggregate be reasonably expected to have a Material Adverse Effect; or

(i) If there shall remain in force, undischarged, unsatisfied and unstayed, for more than 30 days, whether or not consecutive, any final judgment against any Loan Party or any Principal Subsidiary which, when added to any other outstanding final judgments which remain undischarged, unsatisfied and unstayed for more than 30 days against such Loan Party or any such Principal Subsidiary, exceeds $125,000,000;

then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Company, declare the obligation of each Lender to make Advances to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Company, declare all Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon all Advances, \ all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand,

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protest or further notice of any kind, all of which are hereby expressly waived by each Borrower; provided, however, that in the case of any of the Events of Default specified in clauses (e) or (f) above with respect to any Borrower, (A) the obligation of each Lender to make Advances shall automatically be terminated and (B) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by each Borrower.

ARTICLE VII

THE ADMINISTRATIVE AGENT

SECTION 7.01 Appointment and Authority. Each Lender hereby irrevocably appoints Citibank to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article (other than the provisions of Section 7.07) are solely for the benefit of the Administrative Agent and the Lenders, and neither the Company nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

SECTION 7.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 7.03 Exculpatory Provisions. (a) The Administrative Agent’s duties hereunder and under the other Loan Documents are solely administrative in nature and the Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing;

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(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent or any of its Affiliates to liability or that is contrary to any Loan Document or applicable law or any directive or regulation of any agency of the United Kingdom and the United States, including for the avoidance of doubt any action that may be in violation of the automatic stay under any bankruptcy or other debtor relief law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any bankruptcy or other debtor relief law;

(iii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.01 or 8.03) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default or the event or events that give or may give rise to any Default or Event of Default unless and until the Company or any Lender shall have given notice to the Administrative Agent in writing describing such Default or Event of Default and such event or events.

(c) The Administrative Agent and its Affiliates shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty, representation or other information made or supplied in or in connection with this Agreement, any other Loan Document or the Information Memorandum, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith or the adequacy, accuracy and/or completeness of the information contained therein, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other Loan Document or (v) the satisfaction of any condition set forth in Article 3 or elsewhere herein, other than (but subject to the foregoing clause (ii)) to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(d) Nothing in this Agreement or any other Loan Document shall require the Administrative Agent or any of its Related Parties to carry out any “know your customer” or other checks in relation to any Person on behalf of any Lender and each Lender confirms to the Administrative Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Administrative Agent or any of its Related Parties.

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SECTION 7.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by email and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Borrowing that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless an officer of the Administrative Agent responsible for the transactions contemplated hereby shall have received notice to the contrary from such Lender prior to the making of such Loan, and such Lender shall not have made available to the Administrative Agent such Lender’s ratable portion of such Borrowing. The Administrative Agent may consult with legal counsel (who may be counsel for the Company or any other Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 7.05 Indemnification. The Lenders severally agree to indemnify the Administrative Agent (to the extent not reimbursed by the Company), ratably according to their Revolving Credit Commitments, as then or most recently in effect, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement, or any action taken or omitted by the Administrative Agent under this Agreement, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the Administrative Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Administrative Agent is not reimbursed for such expenses by the Company.

SECTION 7.06 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. Each such sub-agent and the Related Parties of the Administrative Agent and each such sub-agent shall be entitled to the benefits of all provisions of this Article 7 and Section 8.04 (as though such sub-agents were the “Administrative Agent” under the Loan Documents) as if set forth in full herein with respect thereto. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents affecting any of the other Lenders except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub agents.

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SECTION 7.07 Resignation of Administrative Agent. (a) The Administrative Agent may at any time give notice of its resignation to the Lenders and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor, which shall be a bank with an office in New York, or an Affiliate of any such bank with an office in New York, and which successor shall be reasonably acceptable to the Company. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Company and such Person remove such Person as Administrative Agent and appoint a successor, which shall be reasonably acceptable to the Company. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations as Administrative Agent hereunder and under the other Loan Documents and (2) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations as Administrative Agent hereunder or under the other Loan Documents. The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 8.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

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(d) Any resignation pursuant to this Section by a Person acting as Administrative Agent shall, unless such Person shall notify the Borrowers and the Lenders otherwise, also act to relieve such Person and its Affiliates of any obligation to advance Swing Line Advances where such advance is to occur on or after the effective date of such resignation. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Swing Line Lender, (ii) the retiring Swing Line Lender shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents, (iii) the successor Swing Line Lender shall enter into an Assignment and Acceptance and acquire from the retiring Swing Line Lender each outstanding Swing Line Advance of such retiring Swing Line Lender for a purchase price equal to par plus accrued interest.

SECTION 7.08 Non-Reliance on Administrative Agent and Other Parties. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 7.09 Sub-Agent. The Sub-Agent has been designated under this Agreement to carry out the duties of the Administrative Agent. The Sub-Agent shall be subject to each of the obligations in this Agreement to be performed by the Sub-Agent, and each of the Borrowers and the Lenders agrees that the Sub-Agent shall be entitled to exercise each of the rights and shall be entitled to each of the benefits of the Administrative Agent under this Agreement as such rights and benefits relate to the performance of its obligations hereunder.

SECTION 7.10 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Persons acting as Bookrunners, Lead Arrangers or Syndication Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, the Sub-Agent or as a Lender hereunder.

SECTION 7.11 Lender ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Company or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Commitments or this Agreement,

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(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Advances, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Company or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

A used in this Section, the following terms shall have the following meanings:

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

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“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

SECTION 7.12 Erroneous Payments.

(a) If the Administrative Agent (x) notifies a Lender, or any Person who has received funds on behalf of a Lender (any such Lender or other recipient (and each of their respective successors and assigns) , a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 7.12 and held in trust for the benefit of the Administrative Agent, and such Lender shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of (1) the Federal Funds Rate (if such amount is denominated in Dollars) or at the cost of funds incurred by the Administrative Agent (if such amount is denominated in an Alternate Currency) and (2) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding clause (a), each Lender or any Person who has received funds on behalf of a Lender (and each of their respective successors and assigns) , agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i) it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

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(ii) such Lender shall (and shall use commercially reasonable efforts to cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 7.12(b).

For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 7.12(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 7.12(a) or on whether or not an Erroneous Payment has been made.

(c) Each Lender hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under immediately preceding clause (a).

(d) (i) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Lender shall be deemed to have assigned its Advances (but not its Commitments ) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Advances (but not Commitments), the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance)), and is hereby (together with the Company) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, (B) the Administrative Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Administrative Agent

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as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender, (D) the Administrative Agent and the Borrowers shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) the Administrative Agent will reflect in the Register its ownership interest in the Advances subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.

(ii) Subject to Section 8.07 (but excluding, in all events, any assignment consent or approval requirements (whether from the Company or otherwise)), the Administrative Agent may, in its discretion, sell any Advances acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Advance (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Administrative Agent on or with respect to any such Advances acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Advances are then owned by the Administrative Agent) and (y) may, in the sole discretion of the Administrative Agent, be reduced by any amount specified by the Administrative Agent in writing to the applicable Lender from time to time.

(e) The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender, to the rights and interests of such Lender) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the Loan Parties’ obligations under the Loan Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such obligations in respect of Advances that have been assigned to the Administrative Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any obligations owed hereunder by the Company or any other Loan Party; provided that this Section 7.12 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the obligations of the Borrowers hereunder relative to the amount (and/or timing for payment) of the obligations of the Borrowers hereunder that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrowers for the purpose of making such Erroneous Payment.

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(f) To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

(g) Each party’s obligations, agreements and waivers under this Section 7.12 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all obligations of the Borrowers (or any portion thereof) under any Loan Document.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, nor consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Company and the relevant other Loan Party, if applicable, and the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that (a) the written consent of the Company and each Lender directly affected thereby shall be required in order to amend or waive any provision of the Agreement which would have the effect of (i) a reduction in principal, interest or fees payable to such Lender under this Agreement, (ii) the postponement of any date fixed for the payment of any principal, interest or fees under this Agreement (excluding any such postponement pursuant to Section 2.01(c)), (iii) an increase in or extension of the Commitments or (iv) amending or waiving compliance with Section 2.08 or Section 2.14; (b) the written consent of the Company and all the Lenders shall be required in order to amend or waive any provision of this Agreement which would have the effect of (i) amending or waiving compliance with the proviso to Section 2.01(a), Section 8.05 or this Section 8.01, (ii) amending the definition of Required Lenders or Alternate Currency or (iii) any release or modification of the Company’s guarantee under Article IX; (c) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement, and (d) the Commitment of any Lender shall not be extended without the prior written consent of such Lender; provided further no amendment, waiver or consent shall, unless in writing and signed by the applicable Swing Line Lender in addition to the Lenders required above to take such action, affect the rights or duties of such Swing Line Lender under this Agreement; and provided further that the Agreement may be amended to adjust the borrowing mechanics related to Swing Line Advances with only the written consent the Company, the Administrative Agent, the Sub-Agent, and the Swing Line Lenders if the obligations of the Lenders are not adversely affected thereby.

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SECTION 8.02 Notices, Communications and Treatment of Information. (a) Notices. (i) All notices, demands, requests, consents and other communications provided for in this Agreement shall be given by electronic mail and by reputable overnight courier service, and may also be given by any other method provided for herein, addressed to the party to be notified as follows:

(1)	if to the Company or any other Loan Party,

Stanley Black & Decker, Inc.

1000 Stanley Drive

New Britain, Connecticut 06053

Attention of: Vice President & Treasurer

Telecopier No.: (860) 827-3962

E-Mail Address: Robert.Paternostro@sbdinc.com with a copy to swk_creditfacilitynotification@sbdinc.com

(2)	if to the Administrative Agent

Citibank, N.A.

Building Ops II, One Penns Way

New Castle, DE 19720

Attn: Bank Loans Syndications Department

Fax: (646) 274-5080

Email: GLAgentOfficeOps@citi.com

(3)	if to the Sub-Agent

Citibank Europe plc, UK Branch

Citigroup Centre

33 Canada Square

Canary Wharf

London, England E14 5LB

Attention of: EMEA Loans Agency

Dawn Halstead: dawn.halstead@citi.com

Operations: european.loans.apu@citi.com

(4)	if to any Lender or Swing Line Lender, to it at its address (or telecopier number) set forth in its Administrative Questionnaire or at such other address as shall be notified in writing (x) in the case of the Company and the Administrative Agent, to the other parties and (y) in the case of all other parties, to the Company and the Administrative Agent.

(ii) All notices, demands, requests, consents and other communications described in clause (i) shall be effective (1) if delivered by hand, including any overnight courier service, upon personal delivery, (2) if delivered by mail, when deposited in the mails, (3) if delivered by posting to an Approved Electronic Platform, an Internet website or a similar telecommunication device requiring that a user have

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prior access to such Approved Electronic Platform, website or other device (to the extent permitted by Section 8.02(b) to be delivered thereunder), when such notice, demand, request, consent and other communication shall have been made generally available on such Approved Electronic Platform, Internet website or similar device to the class of Person being notified (regardless of whether any such Person must accomplish, and whether or not any such Person shall have accomplished, any action prior to obtaining access to such items, including registration, disclosure of contact information, compliance with a standard user agreement or undertaking a duty of confidentiality) and such Person has been notified in respect of such posting that a communication has been posted to the Approved Electronic Platform and (4) if delivered by electronic mail or any other telecommunications device, when transmitted to an electronic mail address (or by another means of electronic delivery) as provided in clause (i); provided, however, that notices and communications to the Administrative Agent pursuant to Article 7 shall not be effective until received by the Administrative Agent.

(iii) Notwithstanding clauses (i) and (ii) (unless the Administrative Agent requests that the provisions of clause (i) and (ii) be followed) and any other provision in this Agreement or any other Loan Document providing for the delivery of any Approved Electronic Communication by any other means, the Loan Parties shall deliver all Approved Electronic Communications to the Administrative Agent by properly transmitting such Approved Electronic Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to oploanswebadmin@citigroup.com or such other electronic mail address (or similar means of electronic delivery) as the Administrative Agent may notify to the Company. Nothing in this clause (iii) shall prejudice the right of the Administrative Agent or any Lender to deliver any Approved Electronic Communication to any Loan Party in any manner authorized in this Agreement or to request that the Company effect delivery in such manner.

(b) Posting of Approved Electronic Communications. (i) Each of the Lenders and each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make the Approved Electronic Communications available to the Lenders by posting such Approved Electronic Communications on DebtDomain or a substantially similar electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(ii) Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a dual firewall and a User ID/Password Authorization System) and the Approved Electronic Platform is secured through a single-user-per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders and each Loan Party acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. In consideration for the convenience and other benefits afforded by such distribution and for the other consideration provided hereunder, the receipt and sufficiency of which is hereby acknowledged, each of the Lenders and each Loan Party hereby approves distribution of the Approved Electronic Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

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(c) (i) THE APPROVED ELECTRONIC PLATFORM AND THE APPROVED ELECTRONIC COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. NONE OF THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES WARRANTS THE ACCURACY, ADEQUACY OR COMPLETENESS OF THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM AND EACH EXPRESSLY DISCLAIMS ANY LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM EXCEPT FOR ERRORS OR OMISSIONS CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM.

(ii) Each of the Lenders and each Loan Party agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Approved Electronic Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally-applicable document retention procedures and policies.

(d) Confidentiality. Each of the Administrative Agent and the Lenders agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it or its Affiliates (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process or in connection with assignments or pledges made in accordance with Section 8.08(c), (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective party and direct or indirect counterparty (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap, derivative or other transaction under which payments are to be made by reference to the Company and its obligations, this Agreement or payments hereunder or other credit insurance

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provider relating to the Company and its obligations, this Agreement or payments hereunder, (iii) any rating agency, or (iv) the CUSIP Service Bureau or any similar organization, (g) with the consent of the Company or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Company. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.

For purposes of this Section, “Information” means all information received from the Company or any of its Subsidiaries relating to the Company or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Company or any of its Subsidiaries, provided that, in the case of information received from the Company or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(e) Treatment of Information. (i) Certain of the Lenders may enter into this Agreement and take or not take action hereunder or under the other Loan Documents on the basis of information that does not contain material non-public information with respect to any of the Loan Parties or their securities (“Restricting Information”). Other Lenders may enter into this Agreement and take or not take action hereunder or under the other Loan Documents on the basis of information that may contain Restricting Information. Each Lender acknowledges that United States federal and state securities laws prohibit any person from purchasing or selling securities on the basis of material, non-public information concerning the issuer of such securities or, subject to certain limited exceptions, from communicating such information to any other Person. Neither the Administrative Agent nor any of its Related Parties shall, by making any Communications (including Restricting Information) available to a Lender, by participating in any conversations or other interactions with a Lender or otherwise, make or be deemed to make any statement with regard to or otherwise warrant that any such information or Communication does or does not contain Restricting Information nor shall the Administrative Agent or any of its Related Parties be responsible or liable in any way for any decision a Lender may make to limit or to not limit its access to Restricting Information. In particular, none of the Administrative Agent or any of its Related Parties (i) shall have, and the Administrative Agent, on behalf of itself and each of its Related Parties, hereby disclaims, any duty to ascertain or inquire as to whether or not a Lender has or has not limited its access to Restricting Information, such Lender’s policies or procedures regarding the safeguarding of material, nonpublic information or such Lender’s compliance with applicable laws related thereto or (ii) shall have, or incur, any liability to any Loan Party or Lender or any of their respective Related Parties arising out of or relating to the Administrative Agent or any of its Related Parties providing or not providing Restricting Information to any Lender.

AMENDED AND RESTATED FIVE YEAR CREDIT AGREEMENT

(ii) Each Loan Party agrees that (i) all Communications it provides to the Administrative Agent intended for delivery to the Lenders whether by posting to the Approved Electronic Platform or otherwise shall be clearly and conspicuously marked “PUBLIC” if such Communications do not contain Restricting Information which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Communications “PUBLIC,” each Loan Party shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Communications as either publicly available information or not material information (although, in this latter case, such Communications may contain sensitive business information and, therefore, remain subject to the confidentiality undertakings of Section 8.02(c)) with respect to such Loan Party or its securities for purposes of United States Federal and state securities laws, (iii) all Communications marked “PUBLIC” may be delivered to all Lenders and may be made available through a portion of the Approved Electronic Platform designated “Public Side Information,” and (iv) the Administrative Agent shall be entitled to treat any Communications that are not marked “PUBLIC” as Restricting Information and may post such Communications to a portion of the Approved Electronic Platform not designated “Public Side Information.” Neither the Administrative Agent nor any of its Affiliates shall be responsible for any statement or other designation by a Loan Party regarding whether a Communication contains or does not contain material non-public information with respect to any of the Loan Parties or their securities nor shall the Administrative Agent or any of its Affiliates incur any liability to any Loan Party, any Lender or any other Person for any action taken by the Administrative Agent or any of its Affiliates based upon such statement or designation, including any action as a result of which Restricting Information is provided to a Lender that may decide not to take access to Restricting Information. Nothing in this clause (ii) shall modify or limit a Lender’s obligations under Section 8.02(b) with regard to Communications and the maintenance of the confidentiality of or other treatment of Information.

(iii) Each Lender acknowledges that circumstances may arise that require it to refer to Communications that might contain Restricting Information. Accordingly, each Lender agrees that it will nominate at least one designee to receive Communications (including Restricting Information) on its behalf and identify such designee (including such designee’s contact information) on such Lender’s Administrative Questionnaire. Each Lender agrees to notify the Administrative Agent from time to time of such Lender’s designee’s e-mail address to which notice of the availability of Restricting Information may be sent by electronic transmission.

(iv) Each Lender acknowledges that Communications delivered hereunder and under the other Loan Documents may contain Restricting Information and that such Communications are available to all Lenders generally. Each Lender that elects not to take access to Restricting Information does so voluntarily and, by such election, acknowledges and agrees that the Administrative Agent and other Lenders may have access to Restricting Information that is not available to such electing Lender. None of the Administrative Agent or any Lender with access to Restricting Information shall have any duty to disclose such Restricting Information to such electing Lender or to use such Restricting Information on behalf of such electing Lender, and shall not be liable for the failure to so disclose or use, such Restricting Information.

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(v) The provisions of the foregoing clauses of this subsection (d) are designed to assist the Administrative Agent, the Lenders and the Loan Parties, in complying with their respective contractual obligations and applicable law in circumstances where certain Lenders express a desire not to receive Restricting Information notwithstanding that certain Communications hereunder or under the other Loan Documents or other information provided to the Lenders hereunder or thereunder may contain Restricting Information. Neither the Administrative Agent nor any of its Related Parties warrants or makes any other statement with respect to the adequacy of such provisions to achieve such purpose nor does the Administrative Agent or any of its Related Parties warrant or make any other statement to the effect that any Loan Party’s or Lender’s adherence to such provisions will be sufficient to ensure compliance by such Loan Party or Lender with its contractual obligations or its duties under applicable law in respect of Restricting Information and each of the Lenders and each Loan Party assumes the risks associated therewith.

SECTION 8.03 No Waiver; Remedies. No failure on the part of any Lender or the Administrative Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 8.04 Costs and Expenses; Breakage Indemnification. (a) The Company agrees to pay on demand all reasonable costs and expenses, if any (including, without limitation, reasonable counsel fees and expenses), of (i) the Administrative Agent in connection with the negotiation, syndication, execution and delivery of this Agreement, the other Loan Documents and the other documents delivered hereunder and (ii) the Administrative Agent and each Lender in connection with enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement and the other documents to be delivered hereunder, including, without limitation, reasonable counsel fees and expenses in connection with the enforcement of rights under this Section 8.04(a).

(b) If any payment, prepayment or conversion of any Term SOFR Advance or EURIBOR Advance is made by the Company or a Designated Borrower, as applicable, to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of acceleration of the maturity of the Advances pursuant to Section 6.01 or for any other reason, such Borrower shall, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses which it may reasonably incur as a result of such payment, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such Advance.

(c) The Company agrees to indemnify and hold harmless the Administrative Agent and each Lender and each of their Related Parties (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of, or in connection with the preparation for a defense of, any investigation, litigation or

AMENDED AND RESTATED FIVE YEAR CREDIT AGREEMENT

proceeding arising out of, related to or in connection with the actual or proposed use of the proceeds of the Advances, including in connection with any acquisition or proposed acquisition by the Company or any Subsidiary of the Company of another Person or one or more businesses of another Person (whether by means of a stock purchase, asset acquisition or otherwise), whether or not such investigation, litigation or proceeding is brought by the Company, its directors, shareholders or creditors or an Indemnified Party or any other Person or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct.

(d) The Company agrees not to assert any claim against the Administrative Agent, any Lender or any of their Related Parties on any theory of liability, for consequential, indirect, special or punitive damages arising out of or otherwise relating to this Agreement or any of the transactions contemplated hereby or the actual or proposed use of the proceeds of the Advances.

(e) Without prejudice to the survival of any other agreement of the Loan Parties hereunder, the agreements and obligations of the Loan Parties contained in Sections 2.08, 2.10 and 8.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder.

SECTION 8.05 Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of the Revolving Credit Advances owing to it (other than pursuant to Section 2.02(d), 2.06, 2.08, 2.10, 8.04(b) or 8.07) or the participations in Swing Line Advances held by it, in excess of its ratable share of payments on account of the Revolving Credit Advances or participations obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Revolving Credit Advances and subparticipations in the Swing Line Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Company agrees that any Lender so purchasing a participation or subparticipation from another Lender pursuant to this Section 8.05 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff) with respect to such participation or subparticipation as fully as if such Lender were the direct creditor of the Company in the amount of such participation or subparticipation.

SECTION 8.06 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company, each Designated Borrower, the Administrative Agent and the Lenders and their respective successors and assigns, except that no Loan Party shall have the right to assign its rights or obligations hereunder or any interest herein or therein (other than as permitted by Section 5.02(b)) without the prior written consent of all of the Lenders.

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SECTION 8.07 Successors and Assigns. (a) Successors and Assigns Generally. No Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and the Revolving Credit Advances at the time owing to it and/or all or a portion of its Swing Line Commitment and the Swing Line Advances at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment(s) and/or the Advances at the time owing to it or contemporaneous assignments that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender or an Affiliate of a Lender, no minimum amount need be assigned;

(B) in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Revolving Credit Commitment and/or Swing Line Commitment (which for this purpose includes Advances outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Advances of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof, unless each of the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed);

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Advance or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate facilities on a non-pro rata basis.

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(iii) Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A) the consent of the Company (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to an Affiliate of such Lender or a Lender; provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten Business Days after having received notice thereof; and

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Commitments or Advances if such assignment is to a Person that is not a Lender or an Affiliate of such Lender.

(C) the consent of each Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Credit Commitments; and

(D) the consent of the Sub-Agent (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Swing Line Commitments.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) the Company or any of the Company’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural Person.

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative

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Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations, or other compensating actions, including funding, with the consent of the Company and the Administrative Agent, the applicable pro rata share of Advances previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Advances and participations in and Swing Line Advances. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.08 and 8.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at its address referred to in Section 8.02 a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Advances owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). In addition, the Administrative Agent shall give prompt written notice to the Company of its receipt and recording of any Assignment and Assumption. The entries in the Register shall be conclusive absent manifest error, and the Loan Parties, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Company and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

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(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Company, the Administrative Agent any Swing Line Lender or the Sub-Agent, sell participations to any Person (other than a natural Person or the Company or any of the Company’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Advances owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Loan Parties, the Administrative Agent, and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 7.05 with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to the following: (A) any reduction in principal, interest or fees payable to such Lender under this Agreement, (B) the postponement of any date fixed for the payment of any principal, interest or fees under this Agreement and (C) any amendments to the foregoing clauses (A) and (B) that affects such Participant. The Company agrees that each Participant shall be entitled to the benefits of Sections 2.08, 2.10 and 8.04 (subject to the requirements and limitations herein, including Section 8.08 and the requirements under Section 8.09 (it being understood that the documentation required under Section 8.09 shall be delivered to the Lender that sold such participation)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 8.10 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.08 or 2.10, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in law that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 2.09(b) as though it were a Lender; provided that such Participant agrees to be subject to Section 8.05 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a nonfiduciary agent of the Company, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Advances or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

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(e) Certain Pledges. Anything in this Section 8.07 to the contrary notwithstanding, any Lender may assign and pledge all or any portion of its rights to payment of the Advances owing to it hereunder, including (i) to any Federal Reserve Bank (and its transferees) as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any applicable Operating Circular issued by such Federal Reserve Bank or Central Bank or (ii) to any central bank having jurisdiction over such Lender. No such assignment shall have the effect of releasing such Lender from its obligations hereunder.

SECTION 8.08 Limitation on Assignments and Participations. (a) Any Lender may, in connection with any actual or proposed assignment or participation pursuant to Section 8.07, disclose to the actual or proposed assignee or participant any information relating to any Loan Party furnished to such Lender by or on behalf of such Loan Party; provided that, to the extent required pursuant to Section 8.02(d), the actual or proposed assignee or participant shall have agreed prior to any such disclosure to preserve the confidentiality of any confidential information relating to such Loan Party received by it from such Lender or such Loan Party.

(b) Notwithstanding anything in Section 8.07 to the contrary, no Lender shall have the right to assign its rights and obligations hereunder or any interest therein or to sell participations to one or more banks or other financial institutions in all or a portion of its rights hereunder or any interest therein where the result of such assignment or participation would be reasonably expected to entitle the Lender to claim additional amounts pursuant to Section 2.02(d), 2.06, 2.08, 2.10 or 8.04 or would otherwise result in an increase in a Borrower’s obligations.

SECTION 8.09 Withholding. (a) If any Lender, or any Person that becomes a party to this Agreement pursuant to Section 8.07, is not incorporated under the laws of the United States of America or a state thereof, such Person agrees that, prior to the first date on which any payment is due to it hereunder, it will deliver to each of the Company and the Administrative Agent (i) two duly completed copies of United States Internal Revenue Service Form W-8BEN-E or W-8ECI or successor applicable form, as the case may be, certifying in each case that such Person is entitled to receive payments under this Agreement, without deduction or withholding of any United States federal income taxes, and (ii) an Internal Revenue Service Form W-8BEN-E or successor applicable form, or any other Internal Revenue Service Form prescribed by applicable law, as the case may be, to establish an exemption from United States backup withholding tax. Each Person which delivers to the Company the relevant Form pursuant to the preceding sentence further undertakes to deliver to each of the Company and the Administrative Agent two further copies of the relevant Form, or successor applicable forms, or other manner of certification, as the case may be, on or before the date that any such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Company and the Administrative Agent, and such extensions or renewals thereof as may reasonably be requested by the Company or the Administrative Agent, certifying that such Person is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless in any such case an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Person from duly completing and delivering any such form with respect to it and such Person advises the Company and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax, and in the case of a Form W-8BEN-E or any other Internal Revenue Service Form prescribed by applicable law, establishing an exemption from United States backup withholding tax.

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(b) Each Lender described in Section 8.09(a) above, or that is otherwise treated as a non-U.S. financial institution pursuant to FATCA, shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (b), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

SECTION 8.10 Mitigation. In the event that any Lender claims any amounts under Sections 2.02(d), 2.06, 2.08, 2.10 or 8.04(b), it shall use all reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to take actions (including, without limitation, changing the jurisdiction of its Applicable Lending Office) so as to eliminate such additional amounts; provided that such Lender shall not be required to take any action if, in its reasonable judgment, such action would be materially disadvantageous to it.

SECTION 8.11 Governing Law; Waiver of Jury Trial. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 8.12 Execution in Counterparts. This Agreement may be executed in any number of counterparts each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier or other electronic means shall be effective as delivery of an original manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” and words of like import herein or in any other Loan Document shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent and digital copies of a signatory’s manual signature, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

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SECTION 8.13 Submission to Jurisdiction; Etc.

(a) Submission to Jurisdiction. Each of the parties hereto irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against any other party hereto or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York sitting in New York County, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Service of Process. Each Designated Borrower agrees that service of process in any action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to CT Corporation System (the “Process Agent”) as agent for such Designated Borrower in New York, New York for service of process at its address at 111 Eighth Avenue, New York, New York 10011, or at such other address of which the Administrative Agent shall have been notified in writing by such Designated Borrower; provided that, if the Process Agent ceases to act as such Designated Borrower’s agent for service of process, such Designated Borrower will, by an instrument reasonably satisfactory to the Administrative Agent, appoint another Person (subject to the approval of the Administrative Agent) in the Borough of Manhattan, New York, New York to act as such Designated Borrower’s agent for service of process. Each other party hereto irrevocably consents to service of process in the manner provided for notices in Section 8.02. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

(c) Waiver of Venue. Each of the parties hereto irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in a court referred to in paragraph (a) of this Section and a claim that such proceeding brought in such a court has been brought in an inconvenient forum.

SECTION 8.14 Judgment Currency. This is an international loan transaction in which the specification of Dollars or an Alternate Currency, as the case may be (the “Specified Currency”), and any payment in New York City or the country of the Specified Currency, as the case may be (the “Specified Place”), is of the essence, and, except as otherwise provided in this Agreement, the Specified Currency shall be the currency of account in all events relating to Advances denominated in the Specified Currency. Except as otherwise provided in this Agreement, the payment obligations of the Designated Borrowers under this Agreement and the other Loan Documents shall not be discharged by an amount paid in another currency or in another place, whether pursuant to a judgment or otherwise, to the extent that the amount so paid on conversion to the Specified Currency and transfer to the Specified Place under normal banking procedures does not yield the amount of the Specified Currency at the Specified Place due hereunder. If for the purpose of obtaining judgment in any court it is necessary to convert a

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sum due hereunder in the Specified Currency into another currency (the “Second Currency”), the rate of exchange which shall be applied shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the Specified Currency with the Second Currency on the Business Day next preceding that on which such judgment is rendered. The obligation of each Designated Borrower in respect of any such sum due from it to the Administrative Agent or any Lender in respect of any judgment in any court shall, notwithstanding the rate of exchange actually applied in rendering such judgment, be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be due hereunder in the Second Currency to the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase and transfer to the Specified Place the Specified Currency with the amount of the Second Currency so adjudged to be due; and the Company hereby, as a separate obligation and notwithstanding any such judgment, agrees to indemnify the Administrative Agent or such Lender, as the case may be, against, and to pay the Administrative Agent or such Lender, as the case may be, on demand in the Specified Currency, any difference between the sum originally due to the Administrative Agent or such Lender, as the case may be, for such judgment in the Specified Currency and the amount of the Specified Currency so purchased and transferred.

SECTION 8.15 USA PATRIOT Act. Each Lender hereby notifies each Loan Party that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Borrowers and other information that will allow such Lender to identify the Loan Parties in accordance with the Act.

SECTION 8.16 No Fiduciary Duty. The Administrative Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Loan Parties. Each of the Loan Parties agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Lenders and any Loan Party, its stockholders or its affiliates. Each of the Loan Parties acknowledge and agree that (i) the transactions contemplated by the Loan Documents are arm’s-length commercial transactions between the Lenders, on the one hand, and each of the Loan Parties, on the other, (ii) in connection therewith and with the process leading to such transaction each of the Lenders is acting solely as a principal and not the agent or fiduciary of any Loan Party, its management, stockholders, creditors or any other person, (iii) no Lender has assumed an advisory or fiduciary responsibility in favor of any Loan Party with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether any Lender or any of its affiliates has advised or is currently advising any Loan Party on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (iv) each of the Loan Parties has consulted its own legal and financial advisors to the extent it deemed appropriate. Each of the Loan Parties further acknowledges and agrees that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each of the Loan Parties agree that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to any Loan Party, in connection with such transaction or the process leading thereto.

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SECTION 8.17 Amendment and Restatement. This Agreement amends and restates the Existing Credit Agreement in its entirety but shall not be deemed a novation thereof. All references to the Existing Credit Agreement contained therein shall mean this Agreement as it may be further amended and/or restated from time to time. Each Lender hereby ratifies and confirms its Commitment as listed on Schedule I hereto as of the date hereof (and, to the extent it was not a Lender under, and as defined in, the Existing Credit Agreement, it hereby assumes all of the rights and obligations of a Lender under the Credit Agreement and other Loan Documents).

SECTION 8.18 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

ARTICLE IX

GUARANTEE

SECTION 9.01 Guarantee. To induce the other parties to enter into this Agreement and for other valuable consideration, receipt of which is hereby acknowledged, the Company hereby unconditionally and irrevocably guarantees to the Administrative Agent, each Lender and their respective successors and permitted assigns the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the principal of and interest on the Advances to each other Loan Party and all other amounts whatsoever now or hereafter payable or becoming payable by each other Loan Party under this Agreement and each other

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Loan Document, in each case strictly in accordance with the terms thereof (collectively, the “Guaranteed Obligations”). The Company hereby further agrees that if any other Loan Party shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Company will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal. This Section 9.01 is a continuing guarantee and is a guarantee of payment and is not merely a guarantee of collection and shall apply to all Guaranteed Obligations whenever arising.

SECTION 9.02 Acknowledgments, Waivers and Consents. The Company agrees that its obligations under Section 9.01 shall be primary, absolute, irrevocable and unconditional under any and all circumstances and that the guarantee therein is made with respect to any Guaranteed Obligations now existing or in the future arising. Without limiting the foregoing, the Company agrees that:

(a) The occurrence of any one or more of the following shall not affect the enforceability or effectiveness of this Article IX in accordance with its terms or affect, limit, reduce, discharge or terminate the liability of the Company, or the rights, remedies, powers and privileges of the Administrative Agent or any Lender, under this Article IX:

(i) any modification or amendment (including by way of amendment, extension, renewal or waiver), or any acceleration or other change in the time for payment or performance of the terms of all or any part of the Guaranteed Obligations or any Loan Document, or any other agreement or instrument whatsoever relating thereto, or any modification of the Commitments;

(ii) any release, termination, waiver, abandonment, lapse or expiration, subordination or enforcement of the liability of any other guarantee of all or any part of the Guaranteed Obligations;

(iii) any application of the proceeds of any other guarantee (including the obligations of any other guarantor of all or any part of the Guaranteed Obligations) to all or any part of the Guaranteed Obligations in any such manner and to such extent as the Administrative Agent may determine;

(iv) any release of any other Person (including any other guarantor with respect to all or any part of the Guaranteed Obligations) from any personal liability with respect to all or any part of the Guaranteed Obligations;

(v) any settlement, compromise, release, liquidation or enforcement, upon such terms and in such manner as the Administrative Agent may determine or as applicable law may dictate, of all or any part of the Guaranteed Obligations or any other guarantee of (including any letter of credit issued with respect to) all or any part of the Guaranteed Obligations;

(vi) the giving of any consent to the merger or consolidation of, the sale of substantial assets by, or other restructuring or termination of the corporate existence of, any other Loan Party or any other Person or any disposition of any shares of any Loan Party;

AMENDED AND RESTATED FIVE YEAR CREDIT AGREEMENT

(vii) any proceeding against any other Loan Party or any other guarantor of all or any part of the Guaranteed Obligations or any collateral provided by any other Person or the exercise of any rights, remedies, powers and privileges of the Administrative Agent and the Lenders under the Loan Documents or otherwise in such order and such manner as the Administrative Agent may determine, regardless of whether the Administrative Agent or the Lenders shall have proceeded against or exhausted any collateral, right, remedy, power or privilege before proceeding to call upon or otherwise enforce this Article IX;

(viii) the entering into such other transactions or business dealings with any other Loan Party, any Subsidiary or affiliate thereof or any other guarantor of all or any part of the Guaranteed Obligations as the Administrative Agent or any Lender may desire; or

(ix) all or any combination of any of the actions set forth in this Section 9.02(a).

(b) The enforceability and effectiveness of this Article IX and the liability of the Company, and the rights, remedies, powers and privileges of the Administrative Agent and the Lenders, under this Article IX shall not be affected, limited, reduced, discharged or terminated, and the Company hereby expressly waives to the fullest extent permitted by law any defense now or in the future arising, by reason of:

(i) the illegality, invalidity or unenforceability of all or any part of the Guaranteed Obligations, any Loan Document or any other agreement or instrument whatsoever relating to all or any part of the Guaranteed Obligations;

(ii) any disability or other defense with respect to all or any part of the Guaranteed Obligations, including the effect of any statute of limitations that may bar the enforcement of all or any part of the Guaranteed Obligations or the obligations of any other guarantor of all or any part of the Guaranteed Obligations;

(iii) the illegality, invalidity or unenforceability of any security for or other guarantee (including any letter of credit) of all or any part of the Guaranteed Obligations or the lack of perfection or continuing perfection or failure of the priority of any Lien on any collateral for all or any part of the Guaranteed Obligations;

(iv) the cessation, for any cause whatsoever, of the liability of any other Loan Party or any other guarantor with respect to all or any part of the Guaranteed Obligations (other than, subject to Section 9.03, by reason of the full payment of all Guaranteed Obligations);

AMENDED AND RESTATED FIVE YEAR CREDIT AGREEMENT

(v) any failure of the Administrative Agent or any Lender to marshal assets in favor of any other Loan Party or any other Person (including any other guarantor of all or any part of the Guaranteed Obligations), to exhaust any collateral for all or any part of the Guaranteed Obligations, to pursue or exhaust any right, remedy, power or privilege it may have against such other Loan Party or any other guarantor of all or any part of the Guaranteed Obligations or any other Person or to take any action whatsoever to mitigate or reduce such or any other Person’s liability, the Administrative Agent and the Lenders being under no obligation to take any such action notwithstanding the fact that all or any part of the Guaranteed Obligations may be due and payable and that such other Loan Party may be in default of its obligations under any Loan Document;

(vi) any counterclaim, set-off or other claim which any other Loan Party or any other guarantor of all or any part of the Guaranteed Obligations has or claims with respect to all or any part of the Guaranteed Obligations, or any counterclaim, set-off or other claim which the Company may have with respect to all or any part of any obligations owed to the Company by the Administrative Agent or any Lender (other than, without prejudice to Section 9.03, any counterclaim or other claim that the amount of such Guaranteed Obligation which is being claimed has been finally paid in full);

(vii) any failure of the Administrative Agent or any Lender or any other Person to file or enforce a claim in any bankruptcy or other proceeding with respect to any Person;

(viii) any bankruptcy, insolvency, reorganization, winding-up or adjustment of debts, or appointment of a custodian, liquidator or the like of it, or similar proceedings commenced by or against any Person, including any discharge of, or bar or stay against collecting, all or any part of the Guaranteed Obligations (or any interest on all or any part of the Guaranteed Obligations) in or as a result of any such proceeding;

(ix) any action taken by the Administrative Agent or any Lender that is authorized under this Article IX or by any other provision of any Loan Document or any omission to take any such action;

(x) any law, regulation, decree or order of any jurisdiction or Governmental Authority or any event affecting any term of the Guaranteed Obligations; or

(xi) any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.

(c) To the fullest extent permitted by law, the Company expressly waives, for the benefit of the Administrative Agent and the Lenders, all diligence, presentment, demand for payment or performance, notices of nonpayment or nonperformance, protest, notices of protest, notices of dishonor and all other notices or demands of any kind or

AMENDED AND RESTATED FIVE YEAR CREDIT AGREEMENT

nature whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against any other Loan Party under any Loan Document or other agreement or instrument referred to herein or therein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations, and all notices of acceptance of this Article IX or of the existence, creation, incurring or assumption of new or additional Guaranteed Obligations.

SECTION 9.03 Reinstatement. The obligations of the Company under this Article IX shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any other Loan Party in respect of the Guaranteed Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender, whether as a result of insolvency, any proceedings in bankruptcy, dissolution, liquidation or reorganization or otherwise.

SECTION 9.04 Subrogation. The Company hereby agrees that, until the final payment in full of all Guaranteed Obligations, it shall not exercise any right or remedy arising by reason of any performance by it of its guarantee in Section 9.01, whether by subrogation, reimbursement, contribution or otherwise, against any other Loan Party or any other guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.

SECTION 9.05 Remedies. The Company agrees that, as between the Company and the Administrative Agent and the Lenders, the obligations of any other Loan Party under this Agreement or any other Loan Documents may be declared to be forthwith due and payable as provided in Section 6.01 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 6.01) for purposes of Section 9.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against such other Loan Party and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by such other Loan Party) shall forthwith become due and payable by the Company for purposes of Section 9.01.

SECTION 9.06 Payments. Each payment by the Company under this Article IX shall be made in accordance with Section 2.09 in the Currency in which the Guaranteed Obligations in respect of which such payment is made are denominated, without deduction, set-off or counterclaim at the Administrative Agent’s Account and free and clear of any and all present and future Taxes.

[remainder of page intentionally left blank]

AMENDED AND RESTATED FIVE YEAR CREDIT AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective signatories thereunto duly authorized, as of the date first above written.

STANLEY BLACK & DECKER, INC.

By:	/s/ Robert T. Paternostro
Name: Robert T. Paternostro
Title: Vice President, Treasurer & International CFO, Tools & Outdoor

CITIBANK, N.A.,
as Administrative Agent and as Lender

By:	/s/ Daniel Boselli
Name: Daniel Boselli
Title: Vice President

CITIBANK EUROPE PLC, UK BRANCH, as Sub-Agent

By:	/s/ Henrik Slotsaa
Name: Henrik Slotsaa
Title: Vice President

AMENDED AND RESTATED FIVE YEAR CREDIT AGREEMENT

LENDERS

BANK OF AMERICA, N.A.

By:	/s/ Michael Contreras
Name: Michael Contreras
Title: Director

JPMORGAN CHASE BANK, N.A

By:	/s/ Ayesha Nabi
Name: Ayesha Nabi
Title: Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Mylissa Merten
Name: Mylissa Merten
Title: Vice President

BARCLAYS BANK PLC

By:	/s/ Charlene Saldanha
Name: Charlene Saldanha
Title: Vice President

DEUTSCHE BANK AG NEW YORK BRANCH

By:	/s/ Marko Lukin
Name: Marko Lukin
Title: Vice President

By:	/s/ Ming K. Chu
Name: Ming K. Chu
Title: Director

AMENDED AND RESTATED FIVE YEAR CREDIT AGREEMENT

GOLDMAN SACHS BANK USA

By:	/s/ Jonathan Dworkin
Name: Jonathan Dworkin
Title: Authorized Signatory

MORGAN STANLEY BANK, N.A.

By:	/s/ Michael King
Name: Michael King
Title: Authorized Signatory

MUFG BANK, LTD.

By:	/s/ Christopher Facenda
Name: Chris Facenda
Title: Authorized Signatory

ROYAL BANK OF CANADA

By:	/s/ Raja Khanna
Name: Raja Khanna
Title: Authorized Signatory

BNP PARIBAS

By:	/s/ Claudia Zarate
Name: Claudia Zarate
Title: Managing Director

By:	/s/ David Foster
Name: David Foster
Title: Director

AMENDED AND RESTATED FIVE YEAR CREDIT AGREEMENT

HSBC BANK USA, NATIONAL ASSOCIATION

By:	/s/ Andrew Everett
Name: Andrew Everett
Title: Senior Vice President

ING BANK N.V., DUBLIN BRANCH

By:	/s/ Robert O’Donoghue
Name: Robert O’Donoghue
Title: Managing Director

By:	/s/ Sean Hassett
Name: Sean Hassett
Title: Director

THE BANK OF NEW YORK MELLON

By:	/s/ Thomas J. Tarasovich, Jr.
Name: Thomas J. Tarasovich, Jr.
Title: Senior Vice President

THE BANK OF NOVA SCOTIA

By:	/s/ Eugene Dempsey
Name: Eugene Dempsey
Title: Director

TRUIST BANK

By:	/s/ Jason Hembree
Name: Jason Hembree
Title: Director

AMENDED AND RESTATED FIVE YEAR CREDIT AGREEMENT

BANK OF CHINA, NEW YORK BRANCH

By:	/s/ Raymond Qiao
Name: Raymond Qiao
Title: Executive Vice President

STANDARD CHARTERED BANK

By:	/s/ Kristopher Tracy
Name: Kristopher Tracy
Title: Director, Financing Solutions

SUMITOMO MITSUI BANKING CORPORATION

By:	/s/ Mary Harold
Name: Mary Harold
Title: Executive Director

TD BANK, N.A.

By:	/s/ Megan O’Neill
Name: Megan O’Neill
Title: Vice President

HUNTINGTON BANK

By:	/s/ Mike Kelly
Name: Mike Kelly
Title: V.P

AMENDED AND RESTATED FIVE YEAR CREDIT AGREEMENT

SCHEDULE I

LENDERS AND COMMITMENTS

Lenders	Revolving Credit Commitment	Swing Line Commitment
Citibank, N.A.	$200,000,000	$200,000,000
Bank of America, N.A.	$200,000,000	$200,000,000
JPMorgan Chase Bank, N.A.	$200,000,000	$200,000,000
Wells Fargo Bank, National Association	$200,000,000	$200,000,000
Barclays Bank PLC	$136,000,000
Deutsche Bank AG New York Branch	$136,000,000
Goldman Sachs Bank USA	$136,000,000
Morgan Stanley Bank, N.A.	$81,600,000
MUFG Bank, Ltd.	$54,400,000
Royal Bank of Canada	$136,000,000
BNP Paribas	$82,500,000
HSBC Bank USA, National Association	$82,500,000
ING Bank N.V., Dublin Branch	$82,500,000
The Bank of New York Mellon	$82,500,000
The Bank of Nova Scotia	$82,500,000
Truist Bank	$82,500,000
Bank of China, New York Branch	$55,000,000
Standard Chartered Bank	$55,000,000
Sumitomo Mitsui Banking Corporation	$55,000,000
TD Bank, N.A.	$55,000,000
Huntington Bank	$55,000,000

TOTAL	$2,250,000,000	$800,000,000

SCHEDULE I

Schedule II

DESIGNATED BORROWER JURISDICTIONS

United Kingdom

Belgium

Luxembourg

Switzerland

SCHEDULE II

EXHIBIT A

NOTICE OF BORROWING

Citibank, N.A., as Administrative Agent

for the Lenders parties

to the Credit Agreement

referred to below

Building Ops II, One Penns Way

New Castle, DE 19720

Attn: Bank Loan Syndications

[Date]

Ladies and Gentlemen:

The undersigned, Stanley Black & Decker, Inc., refers to the Amended and Restated Five Year Credit Agreement, dated as of June 28, 2024 (as amended, modified or supplemented from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, certain Designated Borrowers, certain Lenders parties thereto, and Citibank, N.A., as Administrative Agent for said Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a [Revolving Credit Borrowing] [Swing Line Borrowing] on the following terms under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.02(b) of the Credit Agreement:

(i) The Borrower is ________________.

(ii) The Business Day of the Proposed Borrowing is     , 20 .

(iii) The Type of Advances comprising the Proposed Borrowing is [Base Rate]1 [Term SOFR] [EURIBO Rate] [SONIA].

(iv) The aggregate amount of the Proposed Borrowing is [$]2 [€] [£] ______ .

[(v)] The Initial Interest Period for each [Term SOFR] [EURIBOR] Advance made as part of the Proposed Borrowing is   month[s]].

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

(A) the representations and warranties contained in Section 4.01 of the Credit Agreement (other than the Excluded Representation) are correct in all material respects (other than any representation or warranty qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects), before and after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom, as though made on and as of such date; and

[1]	not available for any Designated Borrower
[2]	not available for any Designated Borrower or for Swing Line Borrowings

A2-1

(B) no event has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds therefrom, which constitutes a Default or Event of Default.

Very truly yours,

STANLEY BLACK & DECKER, INC.

By
Name:
Title:

A2-2

EXHIBIT B

NOTICE OF CONVERSION OR CONTINUATION

[Date]

Citibank, N.A., as Administrative Agent

for the Lenders parties

to the Credit Agreement

referred to below

Building Ops II, One Penns Way

New Castle, DE 19720

Attn: Bank Loan Syndications

Ladies and Gentlemen:

The undersigned, Stanley Black & Decker, Inc., refers to the Amended and Restated Five Year Credit Agreement, dated as of June 28, 2024 (as amended, modified or supplemented from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, certain Lenders parties thereto, and Citibank, N.A., as Administrative Agent for said Lenders, and hereby gives you notice, pursuant to Section 2.04(b) of the Credit Agreement that [the undersigned] [NAME OF DESIGNATED BORROWER] hereby elects to [convert][continue] the Revolving Credit Borrowing consisting of [Base Rate][Term SOFR][EURIBOR][SONIA] Advances:

(i) which is in the amount of is [$]3 [€] ______;

(ii) which, in the case of a Revolving Credit Borrowing consisting of [Term SOFR] [EURIBOR] Advances, has an Interest Period of month(s);4 and

(iii) which was borrowed (or previously converted or continued) on ________, 20__.

[3]	not available for any Designated Borrower
[4]	Omit clause (ii) if Committed Borrowing consisted of Base Rate Advances.

B-1

Such [conversion][continuation] shall become effective on , 20_ , at which time such Revolving Credit Advances shall be [converted into][continued as] [Base Rate]5[Term SOFR][EURIBOR] Advances:

(i) which is in the amount of is [$]6 [€] ______;7 and

(ii) which has an Interest Period of   month(s)8.

Very truly yours,

STANLEY BLACK & DECKER, INC.

By
Name:
Title:

[5]	not available for any Designated Borrower
[6]	not available for any Designated Borrower
[7]	Omit clause (i) if conversion or continuation is for an entire amount of Committed Borrowing.
[8]	Omit clause (ii) if conversion is into Base Rate Advance.

B-2

EXHIBIT C-1

FORM OF OPINION OF BROWN RUDNICK

[TO BE PROVIDED]

C1-1

EXHIBIT C-2

FORM OF OPINION OF SPECIAL NEW YORK COUNSEL TO

THE ADMINISTRATIVE AGENT

June 28, 2024

To the Initial Lenders party to the Credit

Agreement referred to below and to

Citibank, N.A., as Administrative Agent

Stanley Black & Decker, Inc.

Ladies and Gentlemen:

We have acted as counsel to Citibank, N.A., as Administrative Agent (the “Agent”), in connection with the Amended and Restated Five Year Credit Agreement, dated as of June 28, 2024 (the “Credit Agreement”), among Stanley Black & Decker, Inc., a Connecticut corporation (the “Company”), and each of you. Unless otherwise defined herein, terms defined in the Credit Agreement are used herein as therein defined.

In that connection, we have reviewed a copy of the Credit Agreement executed by the Company.

We have also reviewed originals or copies of such other agreements and documents as we have deemed necessary as a basis for the opinions expressed below.

In our review of the Credit Agreement and other documents, we have assumed:

A. The genuineness of all signatures.

B. The authenticity of the originals of the documents submitted to us.

C. The conformity to authentic originals of any documents submitted to us as copies.

D. As to matters of fact, the truthfulness of the representations made in the Credit Agreement.

E. That the Credit Agreement is the legal, valid and binding obligation of each party thereto, other than the Loan Parties, enforceable against each such party in accordance with its terms.

F. That:

(i) Each Loan Party is an entity duly organized and validly existing under the laws of the jurisdiction of its organization.

C-2-1

(ii) Each Loan Party has full power to execute, deliver and perform, and has duly executed and delivered, the Credit Agreement.

(iii) The execution, delivery and performance by each Loan Party of the Credit Agreement have been duly authorized by all necessary action (corporate or otherwise) and do not:

(1) contravene its certificate or articles of incorporation, by-laws or other organizational documents;

(2) except with respect to Generally Applicable Law, violate any law, rule or regulation applicable to it; or

(3) result in any conflict with or breach of any agreement or document binding on it of which any addressee hereof has knowledge, has received notice or has reason to know.

(iv) Except with respect to Generally Applicable Law, no authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or (to the extent the same is required under any agreement or document binding on it of which an addressee hereof has knowledge, has received notice or has reason to know) any other third party is required for the due execution, delivery or performance by any Loan Party of the Credit Agreement or, if any such authorization, approval, action, notice or filing is required, it has been duly obtained, taken, given or made and is in full force and effect.

We have not independently established the validity of the foregoing assumptions.

“Generally Applicable Law” means the federal law of the United States of America, and the law of the State of New York (including the rules or regulations promulgated thereunder or pursuant thereto), that a New York lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Loan Parties, the Credit Agreement or the transactions governed by the Credit Agreement. Without limiting the generality of the foregoing definition of Generally Applicable Law, the term “Generally Applicable Law” does not include any law, rule or regulation that is applicable to any Loan Party, the Credit Agreement or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to the Credit Agreement or any of its affiliates due to the specific assets or business of such party or such affiliate.

Based upon the foregoing and upon such other investigation as we have deemed necessary and subject to the qualifications set forth below, we are of the opinion that the Credit Agreement is the legal, valid and binding obligation of each Loan Party, enforceable against such Loan Party in accordance with its terms.

C-2-2

Our opinion expressed above is subject to the following qualifications:

(a) Our opinion is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally (including without limitation all laws relating to fraudulent transfers).

(b) Our opinion is subject to the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

(c) We express no opinion with respect to Section 2.09(b) of the Credit Agreement to the extent such Section permits set-off to be made without notice.

(d) We express no opinion with respect to the enforceability of indemnification provisions, or of release or exculpation provisions, contained in the Credit Agreement to the extent that enforcement thereof is contrary to public policy regarding the indemnification against or release or exculpation of criminal violations, intentional harm or violations of securities laws.

(e) We express no opinion with respect to the enforceability of any indemnity against loss in converting into a specified currency the proceeds or amount of a court judgment in another currency.

(f) We express no opinion with respect to Section 8.13 of the Credit Agreement to the extent that such Section (i) implies that a federal court of the United States has subject matter jurisdiction or (ii) purports to grant any court exclusive jurisdiction.

(g) We express no opinion as to whether inclusion of the bail-in clause in Section 8.17 of the Credit Agreement or any Bail-In Action under it will be given effect.

(h) Our opinion is limited to Generally Applicable Law, and we do not express any opinion herein concerning any other law.

A copy of this opinion letter may be delivered by any of you to any person that becomes a Lender in accordance with the provisions of the Credit Agreement. Any such person may rely on the opinions expressed above as if this opinion letter were addressed and delivered to such person on the date hereof.

This opinion letter is rendered to you in connection with the transactions contemplated by the Credit Agreement. This opinion letter may not be relied upon by you or any person entitled to rely on this opinion pursuant to the preceding paragraph for any other purpose without our prior written consent.

C-2-3

This opinion letter is technical in nature and should be relied on only with the advice of attorneys as to its application. Its conclusions refer only to the circumstances that exist when given and as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion letter that might affect the opinion expressed herein.

Very truly yours,

SLH

C-2-4

EXHIBIT D

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]9 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]10 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]11 hereunder are several and not joint.]12 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swingline loans included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

[9]

For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[10]

For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[11]	Select as appropriate.
[12]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

1. Assignor[s]:

[Assignor [is] [is not] a Defaulting Lender]

2. Assignee[s]:

[for each Assignee, indicate [Affiliate]of [identify Lender]

3.	Borrower(s): Stanley Black & Decker, Inc.

4.	Administrative Agent: Citibank, N.A., as the administrative agent under the Credit Agreement

5.

Credit Agreement: The $2,250,000,000 Amended and Restated Five Year Credit Agreement dated as of June 28, 2024 among Stanley Black & Decker, Inc., as Borrower, the Lenders parties thereto, Citibank, N.A., as Administrative Agent, and the other agents parties thereto

6.	Assigned Interest[s]:

Assignor[s][13]	Assignee[s][14]	Facility Assigned (Revolving Credit or Swing Line)	Aggregate Amount of Commitment/Advances for all Lenders[15]	Amount of Commitment/Advances Assigned[8]	Percentage Assigned of Commitment/ Advances[16]	CUSIP Number
			$	$	%
			$	$	%
			$	$	%

[7.	Trade Date: ______________][17]

[13]	List each Assignor, as appropriate.
[14]	List each Assignee, as appropriate.
[15]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[16]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Advances of all Lenders thereunder.
[17]	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S][18]
[NAME OF ASSIGNOR]

By:
Title:

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE[S][19]
[NAME OF ASSIGNEE]

By:
Title:

[NAME OF ASSIGNEE]

By:
Title:

[Consented to and][20] Accepted:
[NAME OF ADMINISTRATIVE AGENT], as Administrative Agent

By
Name:
Title:

[Consented to:][21]
[NAME OF RELEVANT PARTY]

By
Name:
Title:

[18]	Add additional signature blocks as needed.
[19]	Add additional signature blocks as needed.
[20]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[21]	To be added only if the consent of the Borrower and/or other parties is required by the terms of the Credit Agreement.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by the Company, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 8.07(b)(iii), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 8.07(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) [if it is a Foreign Lender] attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

ANNEX 1

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignee whether such amounts have accrued prior to, on or after the Effective Date. The Assignor[s] and the Assignee[s] shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or other electronic means shall be effective as delivery of an original manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

ANNEX 1

EXHIBIT E

FORM OF DESIGNATION LETTER

[Date]

To Citibank, N.A.,

 as Administrative Agent

Building Ops II, One Penns Way

New Castle, DE 19720

Attn: Bank Loan Syndications

Ladies and Gentlemen:

We make reference to the $2,250,000,000 Amended and Restated Five Year Credit Agreement dated as of June 28, 2024 (the “Credit Agreement”) among Stanley Black & Decker, Inc. (the “Company”), certain Designated Borrowers (if any), the Lenders party thereto and Citibank, N.A., as Administrative Agent. Terms defined in the Credit Agreement are used herein as defined therein.

The Company hereby designates [____________] (the “Designated Borrower”), a corporation duly incorporated under the laws of [_____________] and a Subsidiary, as a Company in accordance with Section 2.14 of the Credit Agreement.

The Designated Borrower hereby accepts the above designation and hereby expressly and unconditionally accepts all of the obligations of a Borrower under the Credit Agreement, adheres to the Credit Agreement and agrees and confirms that, upon your execution and return to the Company of the enclosed copy of this letter, it shall be a Borrower for all purposes of the Credit Agreement, joins in each of the waivers, appointments and submissions in Article VIII thereof, and will perform and comply with the terms and provisions of the Credit Agreement applicable to it as if it had originally executed the Credit Agreement as a Borrower. The Designated Borrower hereby authorizes and empowers the Company to act as its representative and attorney-in-fact for the purposes of signing documents and giving and receiving notices (including notices of Borrowing under the Credit Agreement) and other communications in connection with the Credit Agreement and the transactions contemplated thereby and for the purposes of modifying or amending any provision of the Credit Agreement and further agrees that the Administrative Agent and each Lender may conclusively rely on the foregoing authorization.

The Designated Borrower represents and warrants to the Administrative Agent and each Lender the following:

(a) Corporate Existence. The Designated Borrower is an entity duly organized and validly existing under the laws of its jurisdiction of formation.

(b) Corporate Authorization, Etc. The performance of its obligations under the Credit Agreement and the execution, delivery and performance by the Designated Borrower of this Designation Letter executed by the Designated Borrower are within the Designated Borrower’s corporate powers, have been duly authorized by all necessary corporate action and do not contravene (i) the Designated Borrower’s charter documents of (ii) any law or contractual restriction binding on or affecting the Designated Borrower.

(c) No Approvals. No authorization, approval or action by, and no notice to or filing with, any Governmental Authority or regulatory body is required for the due execution, delivery and performance by the Designated Borrower of this Designation Letter executed by the Designated Borrower or the performance of its obligations under the Credit Agreement.

(d) Enforceability. Each of the Credit Agreement and this Designation Letter is and, upon issuance and delivery thereof in accordance with the Credit Agreement, executed by the Designated Borrower will be the legal, valid and binding obligations of the Designated Borrower, enforceable against the Designated Borrower in accordance with their respective terms.

(e) Investment Company. The Designated Borrower is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(f) No Defaults. The Designated Borrower is not in default under or with respect to any agreement, instrument or undertaking to which it is a party or by which it or any of its property is bound in any respect which could reasonably be expected to result in a Material Adverse Effect.

(g) Use of Proceeds, Etc. All proceeds of each Advance made to the Designated Borrower will be used by it only in accordance with the provisions of Section 2.12 of the Credit Agreement. It is not, nor will be, engaged in the business of extending credit for the purpose of buying or carrying Margin Stock and no proceeds of any Advance will be used by it to extend credit to others for the purpose of buying or carrying any Margin Stock. Neither the making of any Advance to the Designated Borrower nor the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulations U or X issued by the Board of Governors of the Federal Reserve System.

[(h) The information included in the Beneficial Ownership Certification provided by the Designated Borrower to any Lender pursuant to the provisions of the Credit Agreement is true and correct in all respects as of the date hereof.]

The Designated Borrower agrees that the address set forth below its name on its signature page hereto shall be its “Address for Notices” for all purposes of the Credit Agreement (including Section 8.13 thereof). The Designated Borrower acknowledges its receipt of the notice of each Lender, provided pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), set forth in Section 8.15 of the Credit Agreement.

To the extent that the Designated Borrower or any of its Property has or hereafter may acquire, in any jurisdiction in which judicial proceedings may at any time be commenced with respect to the Credit Agreement or any other Loan Document, any immunity from jurisdiction, legal proceedings, attachment (whether before or after judgment), execution, judgment or set-off, the Designated Borrower hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity.

STANLEY BLACK & DECKER, INC.

By
Name:
Title:

By
Name:
Title:

[NAME OF DESIGNATED BORROWER]

By
Name:
Title:

Address for Notices:
[_________________]
[_________________]
[_________________]

Attention: [____________]
Telecopier: [____________]
Telephone: [____________]

ACCEPTED AND AGREED:

CITIBANK, N.A., as Administrative Agent

By
Name:
Title:

EXHIBIT F

FORM OF TERMINATION LETTER

[Date]

To Citibank, N.A.,

as Administrative Agent

Building Ops II, One Penns Way

New Castle, DE 19720

Attn: Bank Loan Syndications

Ladies and Gentlemen:

We make reference to the $2,250,000,000 Amended and Restated Five Year Credit Agreement dated as of June 28, 2024 (the “Credit Agreement”) among Stanley Black & Decker, Inc. (the “Company”), certain Designated Borrowers (if any), the Lenders party thereto and Citibank, N.A., as Administrative Agent. Terms defined in the Credit Agreement are used herein as defined therein.

The Company hereby terminates the status as a Designated Borrower of [_________________], a corporation incorporated under the laws of [_______________], in accordance with Section 2.14 of the Credit Agreement, effective as of the date of receipt of this notice by the Administrative Agent. The undersigned hereby represents and warrants that all principal and interest on any Advance of the above-referenced Designated Borrower and all other amounts payable by such Designated Borrower pursuant to the Credit Agreement have been paid in full on or prior to the date hereof. Notwithstanding the foregoing, this Termination Letter shall not affect any obligation which by the terms of the Credit Agreement survives termination thereof.

STANLEY BLACK & DECKER, INC.

By
Name:
Title:

By
Name:
Title:

F-1